                                                     Exhibit (99)
                                                     Commonwealth Edison Company
                                                     Form 8-K File No. 1-1839



              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 1998 AND 1997

             Commonwealth Edison Company and Subsidiary Companies

Forward-Looking Information

  Except for historical data, the information contained herein constitutes forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Forward-looking statements in this report include, but are not limited to: (1) statements regarding expectations of revenue reductions and collections of future CTC revenues as a result of the 1997 Act in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Changes in the Electric Utility Industry--The 1997 Act," and in Note 2 of Notes to Financial Statements, (2) statements regarding estimated capital expenditures in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaptions "Liquidity and Capital Resources--Construction Program" and "Changes in the Electric Utility Industry--Response to Regulatory Changes,"
(3) statements regarding the estimated return to service of certain nuclear generating units in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Regulation--Nuclear Matters," (4) statements regarding the costs of decommissioning nuclear generating stations in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Regulation--Nuclear Matters," and in Note 1 of Notes to Financial Statements, under "Depreciation, Amortization of Regulatory Assets and Decommissioning," (5) statements regarding cleanup costs associated with MGPs and other remediation sites in
Note 22 of Notes to Financial Statements, (6) statements regarding the estimated fair value of forward energy contracts in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources--Market Price Exposure," and (7) statements regarding the risks and uncertainties relating to Year 2000 issues set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources--Year 2000 Conversion," including the projected completion dates in each of Unicom's four critical business areas, Unicom's dependence upon the Year 2000 readiness of third parties with whom it has significant business relationships, the estimated costs of remediating or upgrading embedded systems and software that would not otherwise be replaced in accordance with Unicom's business plans, and Unicom's Year 2000 contingency planning process. Management cannot predict the course of future events or anticipate the interaction of multiple factors beyond management's control and their effect on revenues, project timing and costs. The statements regarding revenue reductions and collections of future CTC revenues are subject to unforeseen developments in the market for electricity in Illinois resulting from regulatory changes. The statements regarding estimated capital expenditures, estimated return to service of nuclear generation units, decommissioning costs, cleanup costs and Year 2000 conversion costs are subject to changes in the scope of work and manner in which the work is performed and consequent changes in the timing and level of the projected expenditure, and are also subject to changes in laws and regulations or their interpretation or enforcement. The statements regarding expectations for Year 2000 readiness and Unicom's Year 2000 contingency planning process are subject to the risk that Year 2000 remediation efforts of Unicom and other parties with whom it has significant business relationships are not successful. The statements regarding the estimated return to service of nuclear generating units are subject to the concurrence of the NRC with proceeding to power operations. The statements regarding the fair value of forward energy contracts are subject to changes in generating capability and a reduction in the demand for electricity. Unicom and ComEd make no commitment to disclose any revisions to the forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

                                     INDEX

                                                                          Page
                                                                          -----
Definitions..............................................................     3
Summary of Selected Consolidated Financial Data..........................     4
Cash Dividends Paid per Share of Common Stock............................     4
1998 Consolidated Revenues and Sales.....................................     4
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  5-22
Report of Independent Public Accountants.................................    23
Consolidated Financial Statements--
  Statements of Consolidated Operations for the years 1998, 1997 and
   1996..................................................................    24
  Consolidated Balance Sheets as of December 31, 1998 and 1997........... 25-26
  Statements of Consolidated Capitalization as of December 31, 1998 and
   1997..................................................................    27
  Statements of Consolidated Retained Earnings (Deficit) for the years
   1998, 1997 and 1996...................................................    28
  Statements of Consolidated Cash Flows for the years 1998, 1997 and
   1996..................................................................    29
  Notes to Financial Statements.......................................... 30-57

                                  DEFINITIONS

  The following terms are used in this document with the following meanings:

       Term                                       Meaning
-------------------  ------------------------------------------------------------------
1997 Act             Illinois Electric Service Customer Choice and Rate Relief Law of
                      1997
AFUDC                Allowance for funds used during construction
APB                  Accounting Principles Board
CERCLA               Comprehensive Environmental Response, Compensation and Liability
                      Act of 1980, as amended
ComEd                Commonwealth Edison Company
ComEd Funding        ComEd Funding, LLC, a ComEd subsidiary
ComEd Funding Trust  ComEd Transitional Funding Trust, a ComEd Funding subsidiary
Congress             U.S. Congress
Cotter               Cotter Corporation, a ComEd subsidiary
CTC                  Non-bypassable "competitive transition charge"
DOE                  U.S. Department of Energy
EEI                  Edison Electric Institute
EPRI                 Electric Power Research Institute
ESPP                 Employee Stock Purchase Plan
FAC                  Fuel adjustment clause
FASB                 Financial Accounting Standards Board
FERC                 Federal Energy Regulatory Commission
FERC Order           FERC Open Access Order No. 888 issued in April 1996
GAAP                 Generally Accepted Accounting Principles
ICC                  Illinois Commerce Commission
IDR                  Illinois Department of Revenue
Indiana Company      Commonwealth Edison Company of Indiana, Inc., a ComEd subsidiary
INPO                 Institute of Nuclear Power Operations
ISO                  Independent System Operator
MAIN                 Mid-America Interconnected Network
MGP                  Manufactured gas plant
NEI                  Nuclear Electric Institute
NEIL                 Nuclear Electric Insurance Limited
NERC                 North American Electric Reliability Council
NML                  Nuclear Mutual Limited
NRC                  Nuclear Regulatory Commission
O&M                  Operation and maintenance
SEC                  Securities and Exchange Commission
SFAS                 Statement of Financial Accounting Standards
SPEs                 Special purpose entities
S&P                  Standard & Poor's
Trusts               ComEd Financing I and ComEd Financing II, ComEd subsidiaries
Trust Securities     Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the Company's subordinated debt securities
Unicom               Unicom Corporation
Unicom Enterprises   Unicom Enterprises Inc., a Unicom subsidiary
U.S. EPA             U.S. Environmental Protection Agency

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

Summary of Selected Consolidated Financial Data

                                1998    1997        1996    1995       1994
                               ------- -------     ------- -------    -------
                                  (Millions Except per Share Data)
Electric operating revenues..  $ 7,136 $ 7,073     $ 6,935 $ 6,910    $ 6,278
Net income (loss)............  $   594 $  (774)(1) $   743 $   717(2) $   424
Net income (loss) on common
 stock.......................  $   537 $  (834)(1) $   679 $   647(2) $   359
Cash dividends declared per
 common share................  $  1.60 $  1.60     $  1.60 $  1.60    $  1.60(3)
Total assets (at end of
 year).......................  $25,434 $22,458     $23,217 $23,119    $23,076
Long-term obligations at end
 of year excluding current
 portion:
 Long-term debt, preference
  stock and preferred
  securities subject to
  mandatory redemption
  requirements...............  $ 8,097 $ 6,087     $ 6,376 $ 6,950    $ 7,745
 Accrued spent nuclear fuel
  disposal fee and related
  interest...................  $   728 $   693     $   657 $   624    $   590
 Capital lease obligations...  $   334 $   438     $   475 $   374    $   431
 Other long-term obligations.  $ 2,953 $ 3,177     $ 1,983 $ 1,819    $ 1,754

--------
(1) Includes an extraordinary loss for the write-off of generation-related net regulatory assets of $810 million (after-tax), the loss on the early retirement of Zion nuclear generating station of $523 million (after-tax) and the positive impact of a one-time cumulative effect for a change in accounting principle for revenue recognition of $197 million (after-tax).
(2) Includes an extraordinary loss related to the early redemption of long-term debt of $20 million (after-tax).
(3) Excludes a special dividend (consisting of $40 million cash and the common stock of Unicom Enterprises) effected on September 1, 1994 in connection with the holding company corporate restructuring.

Cash Dividends Paid per Share of Common Stock

                                1998 (by quarters)        1997 (by quarters)
                             ------------------------- -------------------------
                             Fourth Third Second First Fourth Third Second First
                             ------ ----- ------ ----- ------ ----- ------ -----
Cash dividends paid.........  40c    40c   40c    40c   40c    40c   40c    40c

1998 Consolidated Revenues and Sales

                           Electric   % Increase/                  %
                           Operating  (Decrease)  Kilowatthour Increase/                %
                           Revenues      Over        Sales     (Decrease)           Increase
                          (Thousands)    1997      (Millions)  Over 1997  Customers Over 1997
                          ----------- ----------- ------------ ---------- --------- ---------
Residential.............  $2,551,741       -- %      23,942        8.1%   3,134,490    0.4%
Small commercial and
 industrial.............   2,187,532       1.6       27,005        4.4      304,208    4.5
Large commercial and
 industrial.............   1,406,720      (4.1)      24,043       (0.1)       1,794   14.6
Public authorities......     510,185       0.8        7,472        2.0       14,049   15.4
Electric railroads......      31,022       4.2          433        3.6            3   50.0
                          ----------                 ------               ---------
 Ultimate consumers.....  $6,687,200      (0.3)      82,895        3.8    3,454,544    0.8
Provision for revenue
 refunds................    (21,848)     (52.1)        --          --        --        --
                          ----------                 ------               ---------
 Net ultimate consumers.  $6,665,352      --         82,895        3.8    3,454,544    0.8
Sales for resale........     397,157      18.0       14,744       (6.0)          62   21.6
Other revenues..........      73,371       0.6         --          --        --        --
                          ----------                 ------               ---------
 Total..................  $7,135,880       0.9       97,639        2.2    3,454,606    0.8
                          ==========                 ======               =========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Changes in the Electric Utility Industry

  Unicom and its predominant business, electric energy generation, transmission and distribution, are in a period of fundamental change. These changes are attributable to changes in technology and regulation. Federal law and regulations have been amended to provide for open transmission system access, and various states, including Illinois, are considering, or have adopted, new regulatory structures to allow access by some or all customers to energy suppliers, in addition to the local utility.

  Electric Utility Industry. The electric utility industry historically has consisted of vertically integrated companies which combine generation, transmission and distribution assets; serve customers within relatively defined service territories; and operate under extensive regulation with respect to rates, operations and other matters. Utilities have operated under a regulatory compact with the state, with a statutory obligation to serve all of the electricity needs within their service territory in a nondiscriminatory manner. Historically, investment and operating decisions have been made based upon the utilities' respective assessment of the current and projected needs of their customers. In view of this obligation, regulation has focused on investment and operating costs, and rates have been based on a recovery of some or all of such prudently incurred costs plus a return on invested capital. Such rate regulation, and the ability of utilities to recover investment and other costs through rates, have provided the basis for recording certain costs as regulatory assets. These assets represent costs which are allocated over future periods reflecting related regulatory treatment, rather than expensed in the current period.

  Federal Regulation. The Federal Energy Policy Act of 1992, among other things, empowered FERC to introduce a greater level of competition into the wholesale marketplace for electric energy. Under the FERC Order, utilities are required to file open access tariffs with regard to their transmission systems. These tariffs set forth the terms, including prices, under which other parties and the utility's wholesale marketing function may use the utility's transmission system. ComEd has an approved open access tariff with the FERC. The FERC Order requires the separation of the transmission operations and wholesale marketing functions so as to ensure that unaffiliated third parties have access to the same information as to system availability and other requirements. The FERC Order further requires utilities to operate an electronic bulletin board to make transmission price and access data available to all potential users. A key feature of the FERC Order is that it contemplates full recovery of a utility's costs "stranded" by competition. These costs are "stranded" or "strandable" to the extent market-based rates would be insufficient to allow for their full recovery. To recover stranded costs, the utility must show that it had a reasonable expectation that it would continue to serve the customer in question under its regulatory compact. In addition, some governmental entities, such as cities, may elect to "municipalize" a utility's distribution facilities through condemnation proceedings. Such municipalities would then be able to purchase electric power on a wholesale basis and resell it to customers over the newly acquired facilities. The FERC Order provides for the recovery of a utility's investment stranded by municipalization.

  The 1997 Act. In December 1997, the Governor of Illinois signed into law the 1997 Act, which established a phased process to introduce competition into the electric industry in Illinois under a less regulated structure. Major provisions of the 1997 Act applicable to ComEd include a 15% residential base rate reduction which became effective August 1, 1998, an additional 5% residential base rate reduction commencing on May 1, 2002 and gradual customer access to other electric suppliers. Access for commercial and industrial customers will occur over a period from October 1999 to December 2000, and access for residential customers will occur after May 1, 2002. ComEd's operating revenues were reduced by approximately $170 million in 1998 due to the rate reduction. ComEd is engaged in certain pricing experiments contemplated by the 1997 Act, which reduced ComEd's operating revenues by approximately $30 million in 1998 and are expected to reduce operating revenues by $55 million in 1999, compared to 1997 rate levels; however, such reductions are expected to be offset by the effects of customer growth. ComEd expects that the 15% residential base rate reduction will reduce ComEd's operating revenues by approximately $380 million in 1999, compared to 1997 rate levels.

  The 1997 Act also provides for the collection of a CTC from customers who choose another electric service provider during a transition period that extends through 2006, and can be extended through 2008 with ICC approval. The CTC will be established in accordance with a formula defined in the 1997 Act. The CTC, which will be applied on a cents per kilowatthour basis, considers the revenue which would have been collected from a customer under tariffed rates, reduced by the revenue the utility will receive for providing delivery services to the customer, the market price for electricity and a defined mitigation factor, which represents the utility's opportunity to develop new revenue sources and achieve cost savings.

  Notwithstanding these rate reductions, and subject to certain earnings tests, a rate freeze will generally be in effect until at least January 1, 2005. During this period, utilities may reorganize, sell or assign assets, retire or remove plants from service, and accelerate depreciation or amortization of assets with limited ICC regulatory review. A utility may request a rate increase during the rate freeze period only when necessary to ensure the utility's financial viability, but not before January 1, 2000. Under the earnings provision of the 1997 Act, if the earned return on common equity of a utility during this period exceeds an established threshold, one-half of the excess earnings must be refunded to customers. The threshold rate of return on common equity is based on the 30-Year Treasury Bond rate, plus 5.5% in the years 1998 through 1999 and plus 6.5% in the years 2000 through 2004. The utility's earned return on common equity and the threshold return on common equity are each calculated on a two year average basis. The earnings sharing provision is applicable only to utility earnings. Increased amortization of regulatory assets may be recorded, thereby reducing the earned return on common equity, if earnings otherwise would have exceeded the maximum allowable rate of return. The potential for earnings sharing or increased amortization of regulatory assets could limit earnings in future periods.

  Under the 1997 Act, utilities are required to continue to offer delivery services, including the transmission and distribution of electric energy, such that customers who select an alternative energy supplier can receive electric energy from that supplier using existing transmission and distribution facilities. Such services will continue to be offered under cost-based, regulated rates. The 1997 Act also requires utilities to establish or join an ISO that will independently manage and control utility transmission systems. Additionally, the 1997 Act includes the leveling of certain regulatory requirements to permit operational flexibility, the leveling of certain regulatory and tax provisions as applied to various electric suppliers and a new, more stringent, liability standard applicable to ComEd in the event of a major outage. See "Response to Regulatory Changes" below for additional information.

  The 1997 Act also allows a portion of ComEd's future revenues to be segregated and used to support the issuance of securities by ComEd or a SPE. The proceeds from such securities issuances must be used to refinance outstanding debt and equity or for certain other limited purposes. The total amount of such securities that may be issued is approximately $6.8 billion; approximately one-half of that amount can be issued in the twelve-month period which commenced on August 1, 1998. In December 1998, ComEd initiated the issuance of $3.4 billion of transitional trust notes through its SPEs, ComEd Funding and ComEd Funding Trust. See "Liquidity and Capital Resources," subcaption "Capital Resources" below, and Notes 2, 7 and 24 of Notes to Financial Statements, for additional information regarding the issuance of transitional trust notes and the planned use of the proceeds.

  As a result of the 1997 Act, prices for the supply of electric energy are expected to change from cost-based, regulated rates to rates determined by competitive market forces. The CTC allows ComEd to recover some of its costs which might otherwise be unrecoverable under market-based rates. Nonetheless, ComEd will need to take steps to address the portion of such costs which are not recoverable through the CTC. Such steps may include cost control efforts, developing new sources of revenue and potential asset dispositions. See "Response to Regulatory Changes" below for additional information.

  See Note 2 of Notes to Financial Statements for the accounting effects related to the 1997 Act.

  Response to Regulatory Changes. Unicom has announced several business and operational objectives designed to focus efforts in responding to the energy market changes that are expected to develop from the 1997 Act. These objectives contemplate that ComEd will seek additional improvements in its transmission and distribution operations in order to meet customers' expectations for reliable delivery and will seek to refocus its generation activities, with a concentration on improved nuclear generation, and that Unicom and ComEd will seek to expand their offerings of energy-related products and services. See Unicom and ComEd's Current Report on Form 8-K dated July 6, 1998 for more information regarding the objectives announced by Unicom.

  Under the 1997 Act, the role of electric utilities in the supply and delivery of energy is expected to change. Utilities, such as ComEd, traditionally have been responsible for providing both adequate supply and reliable delivery of electricity to customers within their service areas. In the future, ComEd will continue to be obligated to provide a reliable delivery system. However, ComEd will be obligated to supply electricity only to those customers that it continues to serve under tariffs for electricity, but not to those customers who choose to rely on the marketplace. Nonetheless, during the transition period to a competitive supply marketplace, ComEd must provide both an adequate supply and reliable delivery of electricity. Given the tight capacity situation in ComEd's market, ComEd will continue working to restore and maintain its available capacity, as well as working to assist in the development of a competitive supply marketplace in Illinois.

  ComEd has a significant commitment to, and investment in, nuclear generating capacity. ComEd has installed a new management team responsible for improving nuclear operations. Such improvements are aimed at increasing levels of energy generation, or capacity factors, at ComEd's nuclear generating units while simultaneously improving ComEd's record of meeting NRC requirements and INPO performance standards. Increased capacity factors generally result in lower unit production costs and an improved opportunity to generate and sell electricity in a competitive marketplace. Efforts are also being made to control capital and operating costs through increased efficiencies, such as the reduction of downtime and expense associated with generating unit maintenance and refueling outages.

  ComEd also evaluated the recoverability of its generating plant investment as a result of the 1997 Act. This evaluation, based upon interpretative guidance issued by the SEC, resulted in a conclusion that the investment was impaired and should be reduced. See Note 2 of Notes to Financial Statements for additional information. Notwithstanding these efforts, there continues to be an ongoing analysis of the ability of ComEd's various nuclear plants to generate and deliver electric energy safely at competitive prices in the competitive market for energy. Although short-term system reliability and capacity constraints are likely to support the continued operation of ComEd's nuclear units in the near term, expected longer term developments are likely to make decision-making a function of economic considerations. In the absence of short-term reliability and capacity constraints, if a generating plant cannot produce power safely at a cost below the competitive market price, it will be disposed of or closed. Plant impairment adjustments have reduced the carrying value of nuclear plants, and depreciation rates reflecting shortened estimated useful lives for certain stations will reduce the carrying value further during the next several years. However, closure of a plant could involve additional charges associated with the write-off of its then-current carrying value. In January 1998, ComEd announced its decision to permanently cease nuclear generating operations at its Zion Station. The related retirement resulted in a charge in 1997 of $523 million (after-tax) reflecting both a write down of the plant's carrying value and a liability for future closing costs. A portion of Zion Station is used to provide voltage support in the transmission system that serves ComEd's northern region. See
Note 5 of Notes to Financial Statements for additional information.

  ComEd is also undertaking steps to offer for sale approximately 9,700 megawatts of fossil generating capacity, representing seven fossil-fired generating stations, and the oil and gas peaking units located in Illinois. Such plants have an aggregate book value of approximately $1.3 billion. As a part of such sales, ComEd expects to enter into transitional power purchase agreements with the purchasers in order to assure the availability of power during the period that the competitive market for electric generation is developing in Illinois. Non-binding proposals from prospective qualified buyers were received in late 1998, with final, binding proposals due in the first quarter of 1999. The closing of the sale is anticipated for the fourth quarter of 1999. Any net gain on the sale of the stations will be offset in large part by increased amortization of the regulatory asset for impaired production plant and therefore is not expected to have a material impact on results of operations. In addition, ComEd continues to examine its other operations and assets with a view to rationalizing their investment and operating costs against their ability to contribute to the revenues and profits of ComEd. As a result of such evaluation, additional asset sales may be undertaken.

  In response to customer expectations and more stringent reliability standards provided for by the 1997 Act, ComEd's Board of Directors approved a $307 million increase in capital expenditures on its transmission and distribution systems over the next three years. See "Liquidity and Capital Resources," subcaption "Construction Program" below, for additional information regarding capital spending for the transmission and distribution systems.

  ComEd joined with other Midwestern utilities in the formation of a regional Midwest ISO in January 1998. Presently, a number of these utilities have agreed to place their transmission systems under the control of the Midwest ISO. The Midwest ISO is a key element in accommodating the restructuring of the electric industry and will promote enhanced reliability of the transmission system, equal access to the transmission system and increased competition. The Midwest ISO has established an independent body that will ultimately direct the planning and operation of the transmission system for the utilities involved. The Midwest ISO will have operational control over the transmission system and will have authority to require modification in the operation of generators connected to that system during system emergencies. ComEd will retain ownership of its transmission system. The formation of the Midwest ISO was approved by FERC in September 1998, subject to certain conditions. The ISO members elected the Midwest ISO Board of Directors in December 1998.

Liquidity and Capital Resources

  Construction Program. ComEd has a construction program for the years 1999-2001, which consists principally of improvements to its existing nuclear and other electric production, transmission and distribution facilities. The program, as currently approved by ComEd, includes the following estimated expenditures (excluding nuclear fuel expenditures of approximately $676 million):

                                                             1999  2000 2001
                                                            ------ ---- ----
                                                          (Millions of Dollars)
   Production.............................................. $  420 $264 $233
   Transmission and Distribution...........................    515  527  529
   General.................................................    109   83   80
                                                            ------ ---- ----
                                                            $1,044 $874 $842
                                                            ====== ==== ====

  This program includes an increase in capital expenditures on transmission and distribution systems of approximately $307 million over the next three years, in addition to the estimated $1.3 billion previously planned to be spent on these systems over the same time period. A significant portion of such additional expenditures is intended to increase the reliability of ComEd's distribution system by replacing certain equipment and increasing automation to identify distribution problems faster and more quickly restore power to customers.

  ComEd's forecasts of peak load indicate a need for additional resources to meet demand, either through generating capacity, equivalent purchased power and/or the development of additional demand-side management resources, in 1999 and each year thereafter for the foreseeable future. However, ComEd believes that adequate resources, including cost-effective, demand-side management resources, non-utility generation resources and other-utility power purchases, can be obtained in sufficient quantities to meet such forecasted needs.

  Purchase commitments for ComEd, principally related to construction and nuclear fuel, approximated $335 million at December 31, 1998. In addition, ComEd's estimated commitments for the purchase of coal are as follows:

      Contract                                          Period   Commitment (1)
   --------------                                      --------- --------------
   Black Butte Coal Co................................ 1999-2000      $434
   Decker Coal Co..................................... 1999-2014       478
   Other commitments.................................. 1999-2000        38
                                                                      ----
                                                                      $950
                                                                      ====

  --------
  (1) In millions of dollars, excluding transportation costs. No estimate of future cost escalation has been made.

  For additional information concerning these coal contracts, see Note 22 of Notes to Financial Statements. See "Changes in the Electric Utility Industry," subcaption "Response to Regulatory Changes" above, for additional information.

  Capital Resources. In December 1998, ComEd initiated the issuance of $3.4 billion of transitional trust notes through its SPEs, ComEd Funding and ComEd Funding Trust. The proceeds from the transitional trust notes, net of transaction costs, must be used to redeem or repurchase debt and equity to lower ComEd's overall cost of capital. Accordingly, in early 1999 ComEd redeemed $788 million of long-term debt and $534 million of preference stock, and reacquired $229 million of outstanding long-term debt through a tender offer. In addition, $500 million of the proceeds, of which approximately $300 million has been utilized, is being used to reduce ComEd's outstanding short-term debt. As more fully described below, Unicom has announced plans to repurchase approximately $750 million of Unicom common stock using the proceeds it receives from ComEd's repurchase of its common stock held by Unicom. The remaining proceeds will be used for the payment of fees and additional debt and equity redemptions and repurchases.

  ComEd has entered into a prepaid forward purchase arrangement with Unicom for the repurchase of approximately 15 million shares of ComEd common stock. The repurchase arrangement provides for final settlement no later than February 2000, on either a physical (share) basis, or a net cash basis. The terms of the repurchase agreements between ComEd and Unicom are identical to the terms of Unicom's repurchase agreements with the financial institutions. The repurchase agreements between ComEd and Unicom are expected to be settled on the same basis Unicom settles its repurchase agreements with the financial institutions. The amount at which the arrangement can be settled is dependent principally upon the average market price at which Unicom's common shares have been repurchased under its repurchase agreements, compared to the forward price per share. The share repurchases will not reduce shares outstanding or reduce common stock equity and resulting return on common equity calculations until the date of physical settlement. ComEd currently does not anticipate that settlement will occur in 1999. The repurchase arrangement will initially be recorded as a receivable on ComEd's Consolidated Balance Sheets and will be adjusted at the end of each reporting period to reflect the aggregate market value of the shares deliverable under the arrangement. Consequently, the arrangement could increase earnings volatility in 1999.

  This arrangement supplements a previously announced program to repurchase up to $200 million of ComEd common stock. Shares repurchased under that program will also be outstanding for financial statement purposes until the time of physical settlement, which is currently expected to extend to February 2000, on either a physical (share) basis, or a net cash basis, at the option of ComEd. As of December 31, 1998, this arrangement has been accounted for as an equity instrument. If this arrangement had been settled on a physical (share) basis at December 31, 1998, ComEd would have received approximately 5.1 million shares of its common stock.

  See Note 24 of Notes to Financial Statements for additional information regarding the redemptions and repurchases of debt and equity.

  ComEd forecasts that internal sources will provide approximately three-fourths of the funds required for ComEd's 1999 construction program and other capital requirements, including nuclear fuel expenditures, contributions to nuclear decommissioning funds, sinking fund obligations and scheduled debt maturities. See Notes 10 and 12 of Notes to Financial Statements for the summaries of the annual sinking fund requirements and scheduled maturities for ComEd preference stock and long-term debt, respectively. The forecast takes into consideration the effects of the 1997 Act and the issuance by ComEd Funding Trust of $3.4 billion of transitional trust notes in 1998 to refinance debt and equity, as discussed above.

  The type and amount of external financing will depend on financial market conditions and the needs and capital structure of ComEd at the time of such financing. A portion of ComEd's financing may be provided through the continued sale and leaseback of nuclear fuel through ComEd's existing nuclear fuel lease facility. During 1998, ComEd sold and leased back $101 million of nuclear fuel through its existing nuclear fuel lease facility. See Note 20 of Notes to Financial Statements for additional information concerning ComEd's nuclear fuel lease facility. In July 1998, ComEd issued $225 million principal amount of 6.95% Notes due July 15, 2018, the proceeds of which were used for general corporate purposes, including the refinancing of existing debt. ComEd has $1 billion of unused bank lines of credit at December 31, 1998, which may be borrowed at various interest rates. The interest rate is set at the time of a borrowing and is based on floating rate bank indices plus a spread, which is dependent upon the credit ratings of ComEd's outstanding first mortgage bonds or on a prime interest rate. See Note 13 of Notes to Financial Statements for information concerning lines of credit. See the Statements of Consolidated Cash Flows for the construction expenditures and cash flow from operating activities for the years 1998, 1997 and 1996. Cash flow from operating activities decreased temporarily for the year 1998, compared to the previous two years, as a result of an increase in customer receivables due to the transition to a new customer information and billing system in the latter part of 1998.

  As of February 19, 1999, ComEd has an effective "shelf" registration statement with the SEC for the future sale of up to an additional $280 million of debt securities and cumulative preference stock for general corporate purposes of ComEd, including the discharge or refund of other outstanding securities.

  ComEd's securities and other securities guaranteed by ComEd are currently rated by three principal securities rating agencies as follows:

                                                                Standard Duff &
                                                        Moody's & Poor's Phelps
                                                        ------- -------- ------
      First mortgage and secured pollution control
       bonds...........................................  Baa2     BBB     BBB
      Publicly-held debentures and unsecured pollution
       control obligations.............................  Baa3     BBB-    BBB-
      Convertible preferred stock......................  baa3     BB+     BBB-
      Preference stock.................................  baa3     BB+     BBB-
      Trust Securities.................................  baa3     BB+     BBB-
      Commercial paper.................................  P-2      A-2     D-2

  ComEd Funding Trust's securities are currently rated by three principal securities rating agencies as follows:

                                                                 Standard Duff &
                                                         Moody's & Poors  Phelps
                                                         ------- -------- ------
      Transitional trust notes..........................   Aaa     AAA     AAA

  As of January 1999, Moody's rating outlook on ComEd's securities is "Stable" and S&P's rating outlook is "Positive." Duff & Phelps removed ComEd's securities from "Rating Watch-Down" in September 1998.

  In February 1999, S&P revised the general ratings scale for evaluating preferred and preference stock issues of corporations. As a result of this change in scale, ratings on ComEd's preferred and preference stocks, and Trust Securities were lowered in February 1999.

  Capital Structure. The ratio of long-term debt to total capitalization increased to 58.0% at December 31, 1998 from 48.5% at December 31, 1997. The increase is primarily due to the issuance of $3.4 billion of transitional trust notes in late December, which had not been applied to redeem long-term debt and equity as of December 31, 1998. Excluding the effect of the transitional trust notes, ComEd's ratio of long-term debt to total capitalization was 45.5% at December 31, 1998. ComEd does not expect the issuance of the transitional trust notes to adversely affect security ratings of other outstanding securities. ComEd's retained earnings account had a positive balance of $177 million at December 31, 1998 and a deficit balance of $19 million at December 31, 1997. As of December 31, 1998 and 1997, $580 million and $384 million, respectively, of retained earnings had been appropriated for future dividend payments.

  Year 2000 Conversion. Unicom, including ComEd, uses various software applications and embedded systems throughout its businesses that will be affected by so-called "Year 2000 issues." These issues may prevent an application or system from correctly processing dates up to the year 2000 and beyond. A failure to correct any critical Year 2000 processing problems prior to January 1, 2000 could have material adverse operational and financial consequences if the affected systems either cease to function or produce erroneous data. At this time, Unicom believes the major risks associated with the inability of systems and software to process Year 2000 data correctly are a system failure or miscalculation causing disruption of operations, including among other things, an inability to operate ComEd's nuclear or fossil generating plants, disruption in the operation of its transmission and distribution systems or an inability to access interconnections with the systems of neighboring utilities. Such failures could materially and adversely affect Unicom's results of operations, financial position and cash flows.

  Unicom management established a Year 2000 project team to address Year 2000 issues. The Year 2000 project team is currently composed of over 300 members, including members of Unicom's senior management. The team is focused on three elements that are integral to the project: business continuity, project management and risk management. Business continuity involves the continuation of reliable electric supply and service in a safe, cost-effective manner. Project management involves defining and meeting the project scope, schedule and budget. Risk management involves customer communications, contingency planning and legal issues.

  In addition to its internal efforts, Unicom is working with various industry groups, including NERC, EPRI and EEI to coordinate electric utility industry Year 2000 efforts with the Clinton Administration's Year 2000 Conversion Council, the DOE and Congress. The DOE has asked NERC to report on the integrity of the transmission system for North America and to coordinate and assess the preparation of the electric systems in North America for the Year 2000. NERC submitted its initial status report and coordination plan to the DOE in September 1998 and a second report in January 1999; a full status report is due by July 1999.

  Since July 1996, Unicom has been working to identify and address Year 2000 issues. Unicom's approach to identifying and addressing noncompliant software applications and embedded systems consists of the following stages: inventory, analysis, renovation, testing and deployment. The first stage is to inventory all applications and systems. The analysis stage involves assessing whether software applications and embedded systems are Year 2000 compliant. The renovation stage involves remediating or upgrading applications and systems to make them Year 2000 ready. The testing stage determines whether the renovated applications and systems are Year 2000 ready. The deployment stage is when the tested applications and systems are implemented. In addition, Unicom is engaged in contingency planning for Year 2000 problems. Unicom is developing contingency plans to address the possibility that the applications and systems may not be Year 2000 ready at the end of this process. An independent consultant has been engaged to assist Unicom in the assessment of the process being used to address the Year 2000 issue.

  Unicom's Year 2000 project focuses on those facets of its business that are required to deliver reliable electric service. The project encompasses the computer systems that support core business functions such as customer information and billing, finance, procurement, supply and personnel as well as the components of metering, transmission, distribution and generation support. The project also focuses on embedded systems, instrumentation and control systems in facilities and plants. In accordance with business plans, Unicom has replaced certain of its financial, human resources and customer service and billing software, and is in the process of replacing its payroll system, with new software that is Year 2000 compliant, and that addresses Unicom's strategic needs as it enters a less regulated environment.

  The following table summarizes the status as of February 5, 1999 of Unicom's progress toward achieving Year 2000 readiness. The figures set forth in the table represent the estimated extent to which Unicom has completed each phase of the Year 2000 project for software applications and embedded systems.

                                                             Software   Embedded
                                                           Applications Systems
                                                           ------------ --------
      Inventory...........................................     100%       100%
      Analysis............................................      93%        96%
      Renovation..........................................      87%        74%
      Testing.............................................      79%        46%
      Deployment..........................................      78%        91%

  The renovation and testing phases include only those software applications and embedded systems which are not Year 2000 compliant, and require renovation and testing. The deployment phase includes all inventoried applications and systems, including those applications and systems that are Year 2000 compliant and required no renovation or testing. Accordingly, the percentage of completion for testing and renovation may be lower than the percentage of completion for deployment.

  The following is a brief summary of estimates of the progress of the Year 2000 project and certain projected completion dates in each of Unicom's four critical business areas--nuclear generation, fossil generation, transmission and distribution, and corporate information services:

  . Nuclear Generation--Software applications analysis is 65% complete and embedded systems analysis is 98% complete. Testing of software applications is 36% complete and 55% complete for embedded systems. Deployment of software applications is 23% complete and embedded systems are 85% complete. All ten operating nuclear units are expected to be Year 2000 ready by June 30, 1999.

  . Fossil Generation--Analysis is 100% complete for software applications and 96% complete for embedded systems. Testing of software applications is 63% complete and 4% complete for embedded systems. Deployment of software applications is 80% complete and embedded systems are 97% complete and both are expected to be completed by June 30, 1999.

  . Transmission and Distribution--Analysis is 100% complete for software applications and 98% complete for embedded systems. Testing of software applications is 89% complete and 97% complete for embedded systems. Deployment of software applications is 89% complete and 97% complete for embedded systems. Deployment of software applications and embedded systems is expected to be completed by June 30, 1999.

  . Corporate Information Services--Inventory and analysis are 100% complete.
    Renovation, testing and deployment are 99% complete. Enterprise-wide mainframe applications and systems are 100% complete.

  Unicom's current schedule is subject to change, depending on developments that may arise through unforeseen business circumstances, and through the remediation and testing phases of its compliance effort. Unicom also depends upon third parties, including customers, suppliers, government agencies and financial institutions, to reliably deliver its products and services. Unicom has implemented additional initiatives to assess the degree to which third parties with whom it has business relationships are addressing Year 2000 issues. These initiatives include analysis of the Year 2000 compliance programs of Unicom's critical vendors and obtaining Year 2000 warranties in certain new contracts and licenses. Unicom also has introduced protocols for assuring that software and embedded systems remain Year 2000 compliant on a continuing basis. Unicom's contingency planning is addressing mechanisms for preventing or mitigating interruption caused by its suppliers. Unicom also has an outreach program in place for communicating Year 2000 project information to residential and business customers.

  Unicom estimates that the total cost of remediating or upgrading software which would not otherwise be replaced in accordance with its business plans is approximately $20 million, and the total cost of remediating or upgrading embedded systems is approximately $20-$40 million. Approximately $26 million has been expended as of December 31, 1998 for external labor, hardware and software costs, and for the costs of Unicom employees who are dedicated full-time to the Year 2000 project. All of such costs are expensed as incurred. The foregoing amounts do not include the cost of new software applications installed as a result of strategic replacement projects described earlier. Such replacement projects were not accelerated because of Year 2000 issues.

  The cost of the project and the dates on which Unicom plans to complete its Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third parties' Year 2000 readiness and other factors. Further, Unicom expects to incur additional costs after 1999 to remediate and replace less critical software applications and embedded systems.

  Unicom has existing contingency plans in place for events such as extreme heat, storms, equipment failures and accidents. Unicom is preparing Year 2000 contingency plans based on the framework of existing emergency management system preparation and scenario development.

  Unicom has begun the process of developing contingency plans to address the most reasonably likely worst case scenarios that could occur in the event that various Year 2000 issues are not resolved in a timely manner. Unicom submitted the first draft of contingency plans to NERC prior to December 31, 1998, as NERC requested. In addition, the first draft contingency plans were also submitted to MAIN. Final plans are due to be submitted to NERC by June 30, 1999. Contingency planning is an ongoing process and will continue through the fourth quarter of 1999.

  Unicom is using an approach in its contingency planning process that has been recognized by NERC and NEI. The phases of the process include: business impact analysis, contingency planning and testing. Unicom's business impact analysis requires business unit personnel to evaluate the impact of mission-critical systems failures on Unicom's core business operations, focusing on specific failure scenarios and how they can be mitigated. The necessary conditions for enacting the plans will be documented along with the appropriate personnel responsible in each of the business units should a Year 2000 failure occur. Additionally, Unicom will participate in the NERC industry-wide readiness drills scheduled for the spring and fall of 1999.

  Based on Unicom's current schedule for completion of Year 2000 tasks, it believes that its planning is adequate to secure Year 2000 readiness of its critical systems. Nevertheless, achieving Year 2000 readiness is subject to various risks and uncertainties, many of which are described above.

Unicom is not able to predict all the factors that could cause actual results to differ materially from its current expectations as to its Year 2000 readiness. However, if Unicom or third parties with whom it has significant business relationships fail to achieve Year 2000 readiness with respect to critical systems, there could be a material adverse effect on Unicom's results of operations, financial position and cash flows.

  Market Risks. ComEd is exposed to market risk due to changes in interest rates and the market price for electricity. Exposure for interest rate changes relates to its long-term debt and preferred equity obligations. Exposure to electricity market price risk relates to forward activities taken to manage effectively the supply of, and demand for, the electric generation capability of ComEd's generating plants. ComEd has implemented an integrated risk management framework to manage such risks. A corporate Risk Management Committee defines the Company's risk tolerance and establishes appropriate position limits, and corporate policies and procedures have been implemented to minimize the exposure to market risk. ComEd does not currently utilize derivative commodity or financial instruments for trading or speculative purposes. See "Energy Risk Management Contracts" in Note 1 of Notes to Financial Statements regarding the accounting for energy risk management contracts.

  Interest Rate Exposure. The table below provides the fair value and average interest or fixed dividend rates of ComEd's outstanding debt and preferred stock equity instruments as of December 31, 1998, excluding the January and February redemptions of long-term debt and preference stock. See Note 24 of Notes to Financial Statements for additional information on the redemptions.

                                Expected Maturity Date                    Fair Value
ComEd and Subsidiary      ----------------------------------------          as of
Companies (millions)      1999  2000  2001  2002  2003  Thereafter Total   12/31/98
--------------------      ----  ----  ----  ----  ----  ---------- ------ ----------
Long-Term Debt--
 Fixed Rate.............  $151  $460  $  6  $305  $105    $3,931   $4,958   $5,332
 Average Interest Rate..   8.7%  7.2%  4.3%  7.9%  6.5%      7.8%
 Variable Rate..........                                  $   92   $   92   $   92
 Average Interest Rate..                                     4.1%
 Transitional Trust
  Notes.................  $330  $350  $340  $340  $340    $1,700   $3,400   $3,450
 Average Interest Rate..   5.4%  5.3%  5.3%  5.4%  5.4%      5.6%
Preferred and Preference
 Stock--
 Subject to Mandatory
  Redemption............        $ 69                               $   69   $   71
 Average Dividend Rate..         6.9%
 Not Subject to Manda-
  tory Redemption.......                                  $   75   $   75   $   77
 Average Dividend Rate..                                     9.9%
Trust Securities........                                  $  350   $  350   $  371
 Average Dividend Rate..                                     8.5%

  Market Price Exposure. ComEd's energy purchases from other suppliers have increased as a result of reductions in owned generating capability and system load growth. The market price of energy is subject to price volatility associated with changes in supply and demand in the electric supply markets. In the normal course of business, ComEd utilizes contracts for the forward sale and purchase of energy to assure system reliability and manage effectively the utilization of its available generating capability. ComEd also utilizes put and call option contracts and energy swap arrangements to limit the market price risk associated with the forward commodity contracts. The estimated fair value of the forward energy contracts, including options at December 31, 1998, was approximately $22 million. The estimated fair value is based on the estimated net settlement value of the contracts derived from forward price curves and market quotes, discounted at a 10% rate. A sensitivity analysis has been performed which indicates that the market price risk exposure of these financial instruments is not material. Notwithstanding these price risk management activities, an unexpected loss of generating capability or reduction in demand could increase ComEd's exposure to market price risks and could have a material adverse effect on operating results.

Regulation

  ComEd and the Indiana Company are subject to federal and state regulation in the conduct of their respective businesses, including the operations of Cotter. Such regulation includes rates, securities issuance, nuclear operations, environmental and other matters. Particularly in the cases of nuclear operations and environmental matters, such regulation can and does affect operational and capital expenditures.

  Rate Matters. See "Changes in the Electric Utility Industry," subcaption "The 1997 Act" above, for information regarding the effects of the 1997 Act on rate matters. See "Nuclear Matters" below for information regarding fuel reconciliation proceedings for the years 1994 and 1996.

  Nuclear Matters. Nuclear operations have been, and remain, an important focus of ComEd--given the impact of such operations on overall O&M expenses and the ability of nuclear power plants to produce electric energy at a relatively low marginal cost. ComEd operates five nuclear power plants, ranging from the older Dresden and Quad Cities Stations to the more recently completed LaSalle, Byron and Braidwood Stations, and is intent upon safe, reliable and efficient operation. See "Changes in the Electric Utility Industry," subcaption "Response to Regulatory Changes" above, for information regarding ComEd's permanent cessation of nuclear generation operations at its Zion Station.

  ComEd's LaSalle Station is currently on the NRC's list of plants that require increased regulatory scrutiny. Dresden Station had been included on the list since 1992 and LaSalle and Zion Stations were added in January 1997. In July 1998, the NRC removed Dresden Station from the list because of improved performance at the station, and also administratively removed Zion Station from the list because of ComEd's decision to permanently cease further nuclear operations at that plant. The listing of LaSalle Station does not prevent ComEd from operating the generating units; however, it does mean that the NRC will devote additional resources to monitoring ComEd's operating performance and that ComEd will need to work to demonstrate to the NRC the sustainability of improvements which it believes it has undertaken and is continuing to implement. In January 1998, the NRC noted a declining performance trend at Quad Cities Station. In March 1998, the NRC stated that weaknesses were observed with respect to certain operations, maintenance and engineering activities at Quad Cities Station. In July 1998, the NRC stated that there has not been sufficient operational data to enable it to assess Quad Cities Station's performance. The NRC indicated that it is monitoring ComEd's ability to manage its nuclear operations in their entirety and that the performance at any one facility will be viewed by the NRC in context with the performance of ComEd's nuclear generating fleet as a whole. The NRC and representatives of ComEd's management have met, and will continue to meet periodically in the future, to discuss the status of recovery and restart efforts and overall performance of the ComEd nuclear program.

  ComEd has devoted, and intends to continue to devote, significant resources to the management and operations of its nuclear generating stations. In recent years, it has increased and reinforced the Nuclear Generation Group executive leadership and station management with executives and managers drawn from other utilities that have resolved similar operational and performance issues. These efforts include the appointment of a new Chief Nuclear Officer in late 1997. ComEd has also sought to identify, anticipate and address operating and performance issues in a safe, cost-effective manner, while seeking to improve the availability and capacity factors of its nuclear generating units.

  ComEd's activities, with respect to its nuclear generating stations, have included improvements in operating and personnel procedures and repair and replacement of equipment. Although performing such improvements can result in longer unit outages, the improvements are expected to result in improved operational performance when completed. LaSalle Units 1 and 2 were shut down for extensive improvement work in September 1996. LaSalle Unit 1 was returned to service in August 1998 after the NRC determined that ComEd had made sufficient improvements at LaSalle Unit 1 for the unit to resume operations. LaSalle Unit 2 is expected to restart during the second quarter of 1999. The restart of LaSalle Unit 2 requires the resolution of material condition issues similar to those of LaSalle Unit 1.

  The NERC forecasted the possibility of electric energy shortages in the summer of 1998 in light of continued outages at nuclear plants operated by ComEd and other utilities in the Midwest power grid. ComEd took numerous steps to support the reliability of its system during the summer of 1998. Such steps included maximizing available on-system generating capacity during periods of peak demand, arrangements to purchase power from other utilities, reinforcements to the transmission systems of ComEd and neighboring utilities to increase capacity and to provide voltage support, and working with customers to manage the use of and demand for power. As a result of a unique combination of heat, storms and equipment problems affecting utilities throughout the Midwest region, on June 25, 1998, ComEd declared a NERC generation deficiency alert Level 3, which is a statement that firm load loss is possible. No firm load losses were experienced in 1998. See "Results of Operations," subcaption "Purchased Power" below, regarding the increased purchased power expense in 1998.

  Generating station availability and performance during a year have been issues in fuel reconciliation proceedings in assessing the prudence of fuel and purchased power costs during such year. Final ICC orders have been issued in fuel reconciliation proceedings related to ComEd's FAC collections for all years except for 1994. On November 5, 1998, the ICC issued an order in the proceeding for the year 1994 providing for a refund of approximately $3 million related to nuclear station performance. On February 9, 1999, an intervenor moved to dismiss its appeal of the 1994 ICC order. On December 29, 1998, the ICC issued an order for the 1996 fuel reconciliation proceeding requiring ComEd to refund approximately $19 million related to nuclear station performance. The 1997 Act provides that, because ComEd eliminated its FAC effective January 1, 1997, the ICC shall not conduct a fuel reconciliation proceeding for the year 1997 and subsequent years.

  Based on ComEd's most recent study approved by the ICC, decommissioning costs, including the cost of decontamination and dismantling, are estimated to aggregate to $4.6 billion in current-year (1999) dollars, including a contingency allowance. ComEd estimates that it will expend approximately $11.6 billion, including a contingency allowance, for decommissioning costs primarily during the period from 2007 through 2034. Additionally, ComEd estimates that it will expend an aggregate of approximately $226 million in current-year (1999) dollars during the period 2000 through 2014 to maintain Zion Station in a secured mode until decommissioning begins. All such costs are expected to be funded by external decommissioning trusts, which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations, as well as changes in the assumptions used in making such estimates, including changes in technology, available alternatives for the disposal of nuclear waste and inflation. See Note 1 of Notes to Financial Statements, under "Depreciation, Amortization of Regulatory Assets and Decommissioning," for additional information regarding decommissioning costs.

  Environmental Matters. ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses, and changes in operating procedures. See
Note 22 of Notes to Financial Statements for additional information.

Results of Operations

  ComEd's operating results for 1998, 1997 and 1996 were as follows:

                                                      1998     1997       1996
                                                    -------- ---------  --------
                                                      (Thousands of Dollars)
   Net Income (Loss) before Extraordinary Item and
    Cumulative Effect of Change in Accounting
    Principle.....................................  $594,206 $(160,138) $743,368
                                                    ======== =========  ========
   Net Income (Loss) on Common Stock..............  $537,322 $(834,259) $678,944
                                                    ======== =========  ========

  Net Income on Common Stock for the Year 1998. The increase in earnings for 1998 was primarily due to increased kilowatthour sales, which increased both operating revenues and energy costs, reduced O&M expenses, lower depreciation and amortization expenses, lower than expected Zion Station closing costs and gains on the sales of certain assets. In December 1997, ComEd discontinued regulatory accounting practices for the generation portion of its business and recorded other non-recurring accounting charges as a result of the 1997 Act, which are primarily attributable to the loss for 1997. The 1997 operating results also include the write-off for the closure of Zion nuclear generating station, partially offset by a cumulative one-time positive impact of $197 million (after-tax) for a change in accounting method for revenue recognition to record ComEd's revenues associated with service which has been provided to customers but has not yet been billed at the end of each accounting period, retroactive to January 1, 1997.

  Kilowatthour sales increased 2% for the year 1998, compared to 1997, driven largely by increased sales to retail customers due to warmer weather experienced during the recent year, as well as continued economic growth in ComEd's service territory. Operating revenues increased 1% during 1998, compared to 1997. See "Operating Revenues" below for additional information.

  Fuel and purchased power costs increased 15% in 1998, compared to the year 1997, reflecting increased demand for electricity, as well as the effects of higher purchased power prices. See "Purchased Power" below for additional information.

  O&M expenses decreased 7% for the year 1998, compared to the year 1997, as discussed in "Operation and Maintenance Expenses" below.

  The year 1998 includes a 6% decrease in depreciation and amortization expenses, as discussed in "Depreciation and Amortization" below, and a $15 million (after-tax) reduction in the estimated liability for closing costs related to the Zion nuclear generating station, both of which increased operating results.

  Also, 1998 operating results reflect realized gains on the sales of certain assets of $31 million (after-tax). The sold assets consisted principally of surplus inventory of emission allowances.

  Net Loss on Common Stock for the Year 1997. ComEd's kilowatthour sales, including sales to wholesale customers, increased 5% during 1997, compared to 1996, as discussed below. In 1997, O&M expenses increased 12%, as discussed below.

  Also, 1997 operating results were reduced by $336 million for increased fuel and purchased power costs, as discussed below. In addition, a 4% increase in depreciation expense, primarily due to an increase in certain nuclear plant depreciation, resulted in a charge of $23 million (after-tax).

  ComEd discontinued regulatory accounting practices for the generation portion of its business in the fourth quarter of 1997 due to the expected transition of electric generation services to market-based pricing as a result of the 1997 Act. Accordingly, ComEd's generation-related net regulatory assets, which represent assets and liabilities properly recorded under regulatory accounting practices but which would not be recorded under GAAP for non-regulated entities, were written off, resulting in an extraordinary charge in 1997 of $810 million (after-tax).

  In addition, as permitted under the 1997 Act, ComEd elected to eliminate its FAC in December 1997, which resulted in a charge in the fourth quarter of 1997 of $44 million (after-tax). The reduction includes $25 million (after-tax) in net FAC charges billed to its customers in 1997, which were refunded to customers during the first six months of 1998. The reduction also includes a write-off of $19 million (after-tax) in underrecovered energy costs that ComEd would have been entitled to recover if the FAC had remained in effect.

  Also, 1997 operating results included the write down of ComEd's investment in uranium-related properties to reflect costs which are not expected to be recovered in a competitive market. The write down resulted in a charge in 1997 of $60 million (after-tax).

  Partially offsetting the charges to operations for 1997 was a change in the accounting method for revenue recognition to record ComEd's revenues associated with service which has been provided to customers but has not yet been billed at the end of each accounting period, retroactive to January 1, 1997. This change in accounting method had a one-time cumulative positive impact for years prior to 1997 of $197 million (after-tax).

  The year 1997 also included a charge of $523 million (after-tax) reflecting the write-off of the unrecoverable portion of the cost of ComEd's Zion Station plant and inventories, and a liability for future closing costs, resulting from the decision in January 1998 to permanently cease nuclear generation operations at Zion Station.

  Net Income on Common Stock for the Year 1996. The 1996 operating results reflect, among other factors, a 1% decrease in overall O&M expenses, compared to 1995, the positive effects of an income tax refund related to prior years with an increase in operating results of $26 million (after-tax), and a reduction in real estate taxes with an increase in operating results of $28 million (after-tax). Approximately half of the reduction in real estate taxes in 1996 is related to the year 1995. The 1996 results also reflect a 9% reduction in the total interest expense on debt and dividend requirements on preferred and preference stocks, compared to 1995, largely due to the early retirement of debt at the end of 1995. In September 1996, the ICC approved ComEd's request to increase depreciation charges on its nuclear generating units by $30 million for the year 1996, resulting in a charge of $20 million (after-tax).

  Operating Revenues. ComEd's electric operating revenues reflect revenues from sales to ultimate consumers (including residential, commercial and industrial customers within its service territory), revenues from sales for resale (i.e., sales to wholesale customers, principally other electric utilities), and revenues from collections under its FAC for years prior to 1997, which were intended to recover variations in ComEd's fuel cost for generating electric energy and the energy portion of purchased power cost in relation to the amount included in ComEd's base rates. Operating revenues are affected by kilowatthour sales and rate levels, kilowatthour sales, in turn, are affected by weather, the level of economic activity within ComEd's service area, and off-system or wholesale sales to other utilities. Off-system sales are affected by a number of factors, including nuclear generating availability and performance.

  In 1998, operating revenues increased $63 million and kilowatthour sales increased 2%, compared to the year 1997, primarily due to warmer summer weather experienced in 1998 and continued economic growth in ComEd's service territory, partially offset by a 15% residential rate reduction and reserves for various federal and state litigation matters. Operating revenues for 1998 also were reduced by approximately $95 million due to a change in presentation for certain state and municipal taxes. During 1997, electric operating revenues increased $139 million, primarily due to a 29% increase in kilowatthour sales to wholesale customers. Kilowatthour sales to ultimate consumers during 1997 increased 1%, compared to 1996, reflecting continued economic growth in ComEd's service territory. Operating revenues in 1997 were reduced by the provision for revenue refunds of $45 million, including revenue taxes, related to the elimination of the FAC. Operating revenues increased $25 million in the year 1996, compared to the year 1995, principally reflecting increased sales to other utilities and increased energy cost recoveries under ComEd's then effective FAC, although kilowatthour sales to ultimate consumers were down 1% from the prior year due to the cooler summer weather, compared to the exceptionally hot summer in the year 1995.

  Fuel Costs. Changes in fuel expense for the years 1998, 1997 and 1996 primarily resulted from changes in the average cost of fuel consumed, changes in the mix of fuel sources of electric energy generated and changes in net generation of electric energy. Fuel mix is determined primarily by system load, the costs of fuel consumed and the availability of nuclear generating units. The cost of fuel consumed, net generation of electric energy and fuel sources of kilowatthour generation were as follows:

                                                         1998    1997    1996
                                                        ------  ------  ------
   Cost of fuel consumed (per million Btu):
    Nuclear...........................................   $0.57   $0.57   $0.53
    Coal..............................................   $2.38   $2.28   $2.41
    Oil...............................................   $3.49   $3.90   $3.41
    Natural gas.......................................   $2.39   $2.69   $2.75
    Average all fuels.................................   $1.23   $1.33   $1.17
   Net generation of electric energy (millions of
    kilowatthours)....................................  83,302  85,861  93,048
   Fuel sources of kilowatthour generation:
    Nuclear...........................................      65%     57%     67%
    Coal..............................................      30      39      30
    Oil...............................................      --      --       1
    Natural gas.......................................       5       4       2
                                                        ------  ------  ------
                                                           100%    100%    100%
                                                        ======  ======  ======

  The decreases in the net generation of electric energy for 1998 and 1997, compared to the prior years, are primarily due to the sales of State Line and Kincaid Stations in December 1997 and February 1998, respectively, and lower nuclear plant availability in 1997. See "Regulation," subcaption "Nuclear Matters" above, for information regarding outages at certain of ComEd's nuclear generating stations.

  Fuel Supply. Compared to other utilities, ComEd has relatively low average fuel costs as a result of its reliance predominantly on lower cost nuclear generation. ComEd's coal costs, however, are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal provide for the purchase of certain coal at prices substantially above currently prevailing market prices, and ComEd has significant purchase commitments under its contracts. For additional information concerning ComEd's coal purchase commitments, see "Liquidity and Capital Resources" above and Note 22 of Notes to Financial Statements. For additional information concerning ComEd's FAC, see Notes 2 and 4 of Notes to Financial Statements.

  Purchased Power. Amounts of purchased power are primarily affected by system load, the availability of ComEd's generating units, and the availability and cost of power from other utilities. Purchased power costs increased $395 million and $255 million in 1998 and 1997, compared to 1997 and 1996, respectively. The increase in 1998 includes $161 million for the agreements entered into in connection with the sales of State Line and Kincaid Stations in December 1997 and February 1998, respectively. The increase in purchased power costs in 1998 also reflects the effects of an extraordinary combination of heat, storms and equipment problems experienced throughout the Midwest in late June 1998 which resulted in unprecedented purchased power price levels. The increase in 1997 is primarily due to outages at certain of ComEd's nuclear generating stations. See "Regulation," subcaption "Nuclear Matters" above, for information regarding outages at certain of ComEd's nuclear generating stations.

  The number and average cost of kilowatthours purchased were as follows:

                                                           1998    1997   1996
                                                          ------  ------  -----
   Kilowatthours (millions).............................. 20,704  16,672  6,129
   Cost per kilowatthour.................................   3.84c   2.40c  2.37c

  The market price for electricity is subject to price volatility associated with changes in supply and demand in the electric supply markets. ComEd utilizes energy put and call option contracts and energy swap arrangements to limit market price risk associated with forward commodity contracts.

  Operation and Maintenance Expenses. O&M expenses include the expenses associated with operating and maintaining ComEd's generation, transmission and distribution assets, as well as administrative overhead and support. Given the variety of expense categories covered, there are a number of factors which affect the level of such expenses within any given year. Two major components of such expenses; however, are the costs associated with operating and maintaining ComEd's nuclear and fossil generating facilities. Generating station expenses are affected by the cost of materials, regulatory requirements and expectations, the age of facilities, as well as cost control efforts.

  During the three years presented in the financial statements, the aggregate level of O&M expenses decreased 7% in 1998 compared to 1997, increased 12% in 1997 compared to 1996, and decreased 1% in 1996 compared to 1995. The year to year variations reflect increasing efforts in 1997 and 1996 to improve nuclear generating station availability, as well as to meet regulatory requirements and expectations. Additional factors in each year also affected the level of O&M expenses.

  O&M expenses associated with nuclear generating stations decreased $172 million and increased $122 million and $88 million for the years 1998, 1997 and 1996, respectively. The decrease in 1998 is principally due to the permanent cessation of nuclear generation operations at Zion Station. The increases in 1997 and 1996 were a result of increased levels of activities associated with the repair, replacement and improvement of nuclear generating facility equipment. Since 1995, ComEd has increased the number and scope of maintenance activities associated with its nuclear generating stations. Such efforts are the result of station performance evaluations performed to identify the sources and causes of unplanned equipment repairs. The goal of such efforts is to design and implement cost effective repairs and improvements to increase station availability. See "Changes in the Electric Utility Industry," subcaption "Response to Regulatory Changes" above, regarding the permanent cessation of nuclear operations at Zion Station.

  O&M expenses associated with nuclear generating stations have been driven by ComEd's objective to improve station availability, as well as to meet regulatory requirements and expectations. ComEd is pursuing a program to improve the quality of nuclear operations, including safety and efficiency, which is also expected to achieve a longer term goal of improved availability and to be positioned to take advantage of opportunities in a more competitive market. Over the past several years, ComEd has increased and reinforced station management with managers drawn from other utilities which have resolved similar operating issues. It has also sought to identify, anticipate and address nuclear station operation and performance issues in a safe, cost-effective manner, while seeking to improve the availability and capacity factors of its nuclear generating units. Such activities have included improvements in operating and personnel procedures and repair and replacement of equipment, and can result in longer unit outages. Such activities have involved increased maintenance and repair expenses in recent years.

  O&M expenses associated with fossil generating stations decreased $5 million and increased $31 million and $4 million for the years 1998, 1997 and 1996, respectively. The decrease related to fossil generating stations in 1998, compared to 1997, is primarily due to the sales of State Line and Kincaid Stations in December 1997 and February 1998, respectively, partially offset by plant refurbishment costs. The increase related to fossil generating stations in 1997 is primarily due to an increase in the repair and improvement of fossil generating facility equipment in order to increase their general availability, and to ensure their availability during the summer of 1997. That increase was partially offset by a reduction in personnel.

  O&M expenses associated with ComEd's transmission and distribution systems increased $32 million, $15 million and $11 million for the years 1998, 1997 and 1996, respectively. The 1998 and 1997 increases are primarily due to increased emergency restoration of electric service, higher maintenance expenses and tree trimming costs. The 1996 increase reflects higher maintenance expenses. O&M expenses associated with customer-related activities increased $19 million, $11 million and $17 million for the years 1998, 1997 and 1996, respectively. The increase in 1998 is primarily due to increased marketing initiatives, uncollectible accounts and customer service personnel costs. The increase in 1997 is primarily due to an increase in uncollectible accounts.

  O&M expenses also include employee benefits expenses. Since 1995, ComEd has reduced the size of its workforce by offering incentives for employees to leave the company voluntarily. Such incentives included both current payments and earlier eligibility for post-retirement health care benefits, in addition to certain one-time, employee-related costs, resulting in charges of $48 million, $39 million and $12 million for the years 1998, 1997 and 1996, respectively.

  Other employee-related expenses, excluding the effects of employee separation plans and certain other one-time, employee-related costs, increased $41 million and decreased $11 million and $47 million for the years 1998, 1997 and 1996, respectively. The increase for the year 1998 is primarily due to accruals for estimated incentive compensation recorded in 1998. The decrease in 1997 is primarily due to a reduction in medical costs for active employees. The decrease in 1996 is primarily related to a reduction in post-retirement health care benefit costs, primarily due to a plan amendment effected in mid-1995 which required retired employee contributions to the plan for the first time. Favorable experience also allowed the use of lower health care cost trend rates, producing a lower charge in 1996.

  O&M expenses in 1998 reflect a reduction of $34 million in certain nuclear maintenance costs due to technological improvements, compared to 1997. O&M expenses in 1997 include $25 million for the additional write-off of obsolete materials and supplies. O&M expenses associated with certain administrative and general costs decreased $22 million and increased $35 million for the years 1998 and 1997, respectively. The 1997 increase was due to a variety of reasons including an increase in the provision for vacation pay liability. The effects of inflation have also increased O&M expenses during the years and are also reflected in the increases and decreases discussed herein.

  Depreciation and Amortization. Depreciation expense decreased in 1998 and increased for the years 1997 and 1996. The decrease in 1998 reflects the retirement of Zion Station and the plant impairment recorded by ComEd in the second quarter of 1998, partially offset by plant additions and shortened depreciable lives for certain nuclear stations. The decrease also reflects the sales of State Line and Kincaid Stations in December 1997 and February 1998, respectively. The increases in 1997 and 1996 are a result of additional nuclear plant depreciation and additions to plant in service. Depreciation expense for 1998 and 1997 includes depreciation related to the replacement of the steam generators at Byron Unit 1 and Braidwood Unit 1 of $34 million and $59 million for the years 1998 and 1997, respectively. The 1996 increase includes the additional depreciation initiative of $30 million. See Note 1 of Notes to Financial Statements, under "Depreciation, Amortization of Regulatory Assets and Decommissioning," for additional information.

  The amortization of the regulatory asset, related to impaired production plant recorded by ComEd in the second quarter of 1998, partially offset the reductions in depreciation expense. Such amortization was $65 million for the year 1998. See Note 1 of Notes to Financial Statements, under "Depreciation, Amortization of Regulatory Assets and Decommissioning," for additional information.

  Interest on Debt. Changes in interest on long-term debt and notes payable for the years 1998, 1997 and 1996 were due to changes in average interest rates and in the amounts of long-term debt and notes payable outstanding. Changes in interest on long-term debt also reflected new issues of debt, the retirement and early redemption of debt, and the retirement and redemption of issues which were refinanced at generally lower rates of interest. The average amounts of long-term debt and notes payable outstanding and average interest rates thereon were as follows:

                                                          1998    1997    1996
                                                         ------  ------  ------
   Long-term debt outstanding:
    Average amount (millions)..........................  $6,099  $6,256  $6,644
    Average interest rate..............................    7.06%   7.65%   7.67%
   Notes payable outstanding:
    Average amount (millions)..........................  $  344  $  153  $  230
    Average interest rate..............................    5.68%   5.95%   5.79%

  Decommissioning. The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry, including ComEd, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in the financial statements of electric utilities. In response to these questions, the FASB is reviewing the accounting for nuclear decommissioning costs. If current electric utility industry accounting practices for such decommissioning costs are changed, annual provisions for decommissioning could increase and the estimated cost for decommissioning could be recorded as a liability rather than as accumulated depreciation. Decommissioning costs of currently retired nuclear plants are recorded as a liability. ComEd does not believe that such changes, if required, would have an adverse effect on results of operations due to its ability to recover decommissioning costs through rates.

  Other Items. The amounts of AFUDC reflect changes in the average levels of investment subject to AFUDC and changes in the average annual capitalization rates as discussed in Note 1 of Notes to Financial Statements, under "AFUDC and Interest Capitalized." ComEd discontinued SFAS No. 71 regulatory accounting practices in December 1997 for the generation portion of its business. As a result, beginning in 1998, ComEd capitalized $28 million in interest costs on its generation-related construction work in progress and nuclear fuel in process. AFUDC and interest capitalized do not contribute to the current cash flow of ComEd.

  The ratios of earnings to fixed charges for the years 1998, 1997 and 1996 were 2.67, 0.58 and 2.90, respectively. The ratios of earnings to fixed charges and preferred and preference stock dividend requirements for the years 1998, 1997 and 1996 were 2.29, 0.49 and 2.48, respectively. Earnings for 1997 were inadequate to cover fixed charges by approximately $259 million and fixed charges and preferred and preference stock dividend requirements by approximately $359 million. The deficiency is principally attributable to the earnings impact of the closure of Zion Station.

  Business corporations, in general, have been adversely affected by inflation because amounts retained after the payment of all costs have been inadequate to replace, at increased costs, the productive assets consumed. Electric utilities, in particular, have been especially affected as a result of their capital intensive nature and regulation which limits capital recovery and prescribes installation or modification of facilities to comply with increasingly stringent safety and environmental requirements. Because the regulatory process limits the amount of depreciation expense included in ComEd's revenue allowance to the original cost of utility plant investment, the resulting cash flows are inadequate to provide for replacement of that investment in future years or preserve the purchasing power of common equity capital previously invested.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Commonwealth Edison Company:

  We have audited the accompanying consolidated balance sheets and statements of consolidated capitalization of Commonwealth Edison Company (an Illinois corporation) and subsidiary companies as of December 31, 1998 and 1997, and the related statements of consolidated operations, retained earnings (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Edison Company and subsidiary companies as ofDecember 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

  As discussed in Note 3, effective January 1, 1997, the Company changed its method of accounting for revenue recognition.

                                          Arthur Andersen LLP

Chicago, Illinois
February 19, 1999

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

  The following Statements of Consolidated Operations for the years 1998, 1997 and 1996 reflect the results of past operations and are not intended as any representation as to results of operations for any future period. Future operations will necessarily be affected by various and diverse factors and developments, including changes in electric prices, regulation, population, business activity, competition, taxes, environmental control, energy use, fuel, cost of labor, purchased power and other matters, the nature and effect of which cannot now be determined.

                                               1998        1997         1996
                                            ----------  -----------  ----------
                                                 (Thousands of Dollars)
Electric Operating Revenues...............  $7,135,880  $ 7,073,088  $6,934,547
                                            ----------  -----------  ----------
Electric Operating Expenses and Taxes:
  Fuel....................................  $1,093,264  $ 1,239,438  $1,157,855
  Purchased power.........................     795,355      400,055     145,299
  Operation...............................   1,457,331    1,715,016   1,496,562
  Maintenance.............................     789,262      689,729     652,495
  Depreciation and amortization...........     937,604    1,001,149     967,137
  Taxes (except income)...................     697,151      799,167     782,668
  Income taxes--
    Current--Federal......................     287,865      214,168     265,199
   --State................................      52,233       65,248      74,165
    Deferred--Federal--net................      30,761       56,111     140,122
   --State--net...........................      12,538        2,544      16,139
  Investment tax credits deferred--net....     (27,730)     (31,015)    (33,378)
                                            ----------  -----------  ----------
                                            $6,125,634  $ 6,151,610  $5,664,263
                                            ----------  -----------  ----------
Electric Operating Income.................  $1,010,246  $   921,478  $1,270,284
                                            ----------  -----------  ----------
Other Income and (Deductions):
  Interest on long-term debt, net of
   interest capitalized...................  $ (430,602) $  (478,530) $ (509,898)
  Interest on notes payable...............     (19,560)      (9,134)    (13,308)
  Allowance for funds used during
   construction...........................      16,464       42,325      40,202
  Income taxes applicable to nonoperating
   activities.............................       4,974       11,010       7,659
  Provision for dividends on company-
   obligated mandatorily redeemable
   preferred securities of subsidiary
   trusts holding solely the Company's
   subordinated debt securities...........     (29,710)     (28,860)    (16,960)
  Loss of nuclear plant closure...........         --      (885,611)        --
  Income tax effect of nuclear plant
   closure................................         --       362,952         --
  Miscellaneous--net......................      42,394      (95,768)    (34,611)
                                            ----------  -----------  ----------
                                            $ (416,040) $(1,081,616) $ (526,916)
                                            ----------  -----------  ----------
Net Income (Loss) before Extraordinary
 Item and Cumulative Effect of Change in
 Accounting Principle.....................  $  594,206  $  (160,138) $  743,368
Extraordinary Loss, less Applicable Income
 Taxes....................................         --      (810,335)        --
Cumulative Effect of Change in Accounting
 Principle................................         --       196,700         --
                                            ----------  -----------  ----------
Net Income (Loss).........................  $  594,206  $  (773,773) $  743,368
Provision for Dividends on Preferred and
 Preference Stocks........................      56,884       60,486      64,424
                                            ----------  -----------  ----------
Net Income (Loss) on Common Stock.........  $  537,322  $  (834,259) $  678,944
                                            ==========  ===========  ==========

  The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31
                                                      ------------------------
                       ASSETS                            1998         1997
                       ------                         -----------  -----------
                                                      (Thousands of Dollars)
Utility Plant:
  Plant and equipment, at original cost (includes
   construction work in progress of $858 million and
   $1,131 million, respectively)..................... $27,801,246  $27,518,690
  Less--Accumulated provision for depreciation.......  15,234,320   11,646,445
                                                      -----------  -----------
                                                      $12,566,926  $15,872,245
  Nuclear fuel, at amortized cost....................     874,979      906,043
                                                      -----------  -----------
                                                      $13,441,905  $16,778,288
                                                      -----------  -----------
Investments:
  Nuclear decommissioning funds...................... $ 2,267,317  $ 1,855,697
  Subsidiary companies...............................      49,129       48,605
  Other investments, at cost.........................      57,031       39,002
                                                      -----------  -----------
                                                      $ 2,373,477  $ 1,943,304
                                                      -----------  -----------
Current Assets:
  Cash............................................... $        69  $       --
  Temporary cash investments.........................      26,935       72,634
  Cash held for redemption of securities.............   3,062,816          --
  Special deposits...................................         271          271
  Receivables--
    Customers........................................   1,364,760      873,418
    Other............................................     138,594      130,537
    Provisions for uncollectible accounts............     (48,008)     (17,544)
  Coal and fuel oil, at average cost.................     134,965      120,664
  Materials and supplies, at average cost............     229,532      255,338
  Deferred income taxes related to current assets and
   liabilities.......................................      26,486      179,493
  Prepayments and other..............................      18,387       38,622
                                                      -----------  -----------
                                                      $ 4,954,807  $ 1,653,433
                                                      -----------  -----------
Deferred Charges and Other Noncurrent Assets:
  Regulatory assets.................................. $ 4,578,427  $ 1,966,889
  Other..............................................      84,953      116,489
                                                      -----------  -----------
                                                      $ 4,663,380  $ 2,083,378
                                                      -----------  -----------
                                                      $25,433,569  $22,458,403
                                                      ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                              December 31
                                                        -----------------------
            CAPITALIZATION AND LIABILITIES                 1998        1997
            ------------------------------              ----------- -----------
                                                        (Thousands of Dollars)
Capitalization (see accompanying statements):
  Common stock equity.................................. $ 5,055,837 $ 4,866,438
  Preferred and preference stocks without mandatory
   redemption requirements.............................      74,488     507,053
  Preference stock subject to mandatory redemption re-
   quirements..........................................      69,475     174,328
  Company-obligated mandatorily redeemable preferred
   securities of subsidiary trusts holding solely the
   Company's subordinated debt securities*.............     350,000     350,000
  Long-term debt.......................................   7,677,219   5,562,883
                                                        ----------- -----------
                                                        $13,227,019 $11,460,702
                                                        ----------- -----------
Current Liabilities:
  Notes payable........................................ $   276,356 $   158,150
  Current portion of long-term debt, redeemable prefer-
   ence stock and capitalized lease obligations........   2,226,868     772,831
  Accounts payable.....................................     605,712     490,124
  Accrued interest.....................................     178,238     167,807
  Accrued taxes........................................     165,466     198,556
  Dividends payable....................................     104,022     106,083
  Customer deposits....................................      56,954      55,214
  Accrued plant closing costs..........................      78,430     135,000
  Other................................................     149,304     164,897
                                                        ----------- -----------
                                                        $ 3,841,350 $ 2,248,662
                                                        ----------- -----------
Deferred Credits and Other Noncurrent Liabilities:
  Deferred income taxes................................ $ 3,787,978 $ 3,839,607
  Nuclear decommissioning liability for retired plants.   1,215,400   1,301,000
  Accumulated deferred investment tax credits..........     562,285     602,122
  Accrued spent nuclear fuel disposal fee and related
   interest............................................     728,413     692,673
  Obligations under capital leases.....................     333,653     437,950
  Regulatory liabilities...............................     595,005     698,750
  Other................................................   1,142,466   1,176,937
                                                        ----------- -----------
                                                        $ 8,365,200 $ 8,749,039
                                                        ----------- -----------
Commitments and Contingent Liabilities (Note 22)
                                                        $25,433,569 $22,458,403
                                                        =========== ===========

  *As described in Note 11 of Notes to Financial Statements, the sole asset of ComEd Financing I, a subsidiary trust of ComEd, is $206.2 million principal amount of ComEd's 8.48% subordinated deferrable interest notes due September 30, 2035. The sole asset of ComEd Financing II, also a subsidiary trust of ComEd, is $154.6 million principal amount of ComEd's 8.50% subordinated deferrable interest debentures due January 15, 2027.

  The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                   STATEMENTS OF CONSOLIDATED CAPITALIZATION

                                                    December 31
                                              ------------------------
                                                 1998         1997
                                              -----------  -----------
                                              (Thousands of Dollars)
Common Stock Equity:
  Common stock, $12.50 par value per share--
   Outstanding--214,236,153 shares and
    214,228,077 shares, respectively......... $ 2,677,952  $ 2,677,851
  Premium on common stock and other paid-in
   capital...................................   2,223,706    2,223,564
  Capital stock and warrant expense..........     (15,664)     (15,805)
  Retained earnings (deficit)................     176,643      (19,172)
  Treasury stock--178,982 shares.............      (6,800)         --
                                              -----------  -----------
                                              $ 5,055,837  $ 4,866,438
                                              -----------  -----------
Preferred and Preference Stocks Without
 Mandatory Redemption Requirements:
  Preference stock, cumulative, without par
   value--
   Outstanding--13,499,549 shares............ $   504,957  $   504,957
  Current redemption requirements for
   preference stock included in current
   liabilities...............................    (432,320)         --
  $1.425 convertible preferred stock,
   cumulative, without par value--
   Outstanding--58,211 shares and 65,912
    shares, respectively.....................       1,851        2,096
  Prior preferred stock, cumulative, $100 par
   value per share--
   No shares outstanding.....................         --           --
                                              -----------  -----------
                                              $    74,488  $   507,053
                                              -----------  -----------
Preference Stock Subject to Mandatory Redemption
 Requirements:
  Preference stock, cumulative, without par
   value--
   Outstanding--1,720,345 shares and
    2,058,560 shares, respectively........... $   171,348  $   205,016
  Current redemption requirements for
   preference stock included in current
   liabilities...............................    (101,873)     (30,688)
                                              -----------  -----------
                                              $    69,475  $   174,328
                                              -----------  -----------
Company-Obligated Mandatorily Redeemable
 Preferred Securities of Subsidiary Trusts
 Holding Solely the Company's Subordinated
 Debt Securities............................. $   350,000  $   350,000
                                              -----------  -----------
Long-Term Debt:
  First mortgage bonds:
    Maturing 1998 through 2003--6.00% to
     9 3/8%.................................. $ 1,080,000  $ 1,385,000
    Maturing 2004 through 2013--3.70% to
     8 3/8%..................................   1,485,400    1,485,400
    Maturing 2014 through 2023--5.85% to
     9 7/8%..................................   1,981,000    1,981,000
                                              -----------  -----------
                                              $ 4,546,400  $ 4,851,400
  Transitional trust notes, due 2000 through
   2008--5.29% to 5.74%......................   3,400,000          --
  Sinking fund debentures, due 1999 through
   2011--2 3/4% to 7 5/8%....................      94,159      100,298
  Pollution control obligations, due 2007
   through 2014--3.70% to 5 7/8%.............     140,700      142,200
  Other long-term debt.......................   1,056,346    1,016,889
  Current maturities of long-term debt
   included in current liabilities...........  (1,497,706)    (501,445)
  Unamortized net debt discount and premium..     (62,680)     (46,459)
                                              -----------  -----------
                                              $ 7,677,219  $ 5,562,883
                                              -----------  -----------
                                              $13,227,019  $11,460,702
                                              ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

             STATEMENTS OF CONSOLIDATED RETAINED EARNINGS (DEFICIT)

                                                 1998       1997        1996
                                               --------  ----------  ----------
                                                   (Thousands of Dollars)
Balance at Beginning of Year.................. $(19,172) $1,157,956  $  821,848
Add--Net income (loss)........................  594,206    (773,773)    743,368
                                               --------  ----------  ----------
                                               $575,034  $  384,183  $1,565,216
                                               --------  ----------  ----------
Deduct--
  Dividends declared on--
    Common stock.............................. $342,776  $  342,763  $  342,732
    Preferred and preference stocks...........   55,320      60,159      64,095
  Other capital stock transactions--net.......      295         433         433
                                               --------  ----------  ----------
                                               $398,391  $  403,355  $  407,260
                                               --------  ----------  ----------
Balance at End of Year (Includes $580 million
 and $384 million of appropriated retained
 earnings at December 31, 1998 and 1997, re-
 spectively).................................. $176,643  $  (19,172) $1,157,956
                                               ========  ==========  ==========



   The accompanying Notes to Financial Statements are an integral part of the above statements.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                            1998         1997         1996
                                         -----------  -----------  -----------
                                               (Thousands of Dollars)
Cash Flow from Operating Activities:
 Net income (loss)...................... $   594,206  $  (773,773) $   743,368
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
   Depreciation and amortization........     989,147    1,047,603    1,004,216
   Deferred income taxes and investment
    tax credits--net....................      62,775     (348,889)     124,857
   Extraordinary loss related to write-
    off of certain net regulatory as-
    sets................................         --       810,335          --
   Cumulative effect of change in ac-
    counting principle..................         --      (196,700)         --
   Loss on nuclear plant closure........         --       885,611          --
   Provisions/(payments) for revenue re-
    funds--net..........................     (23,622)      45,470          --
   Equity component of allowance for
    funds used during construction......      (6,959)     (23,770)     (20,776)
   Provisions/(payments) for liability
    for separation costs--net...........       9,757       15,986      (29,888)
   Net effect on cash flows of changes
    in:
     Receivables........................    (468,935)      21,194       67,888
     Coal and fuel oil..................     (14,301)      19,698      (11,186)
     Materials and supplies.............      22,519       41,659        9,053
     Accounts payable excluding nuclear
      fuel lease principal payments and
      separation costs--net.............     111,981      233,360      110,437
     Accrued interest and taxes.........     (22,659)      (6,465)     (37,021)
     Other changes in certain current
      assets and liabilities............     141,942       38,873       13,765
   Other--net...........................      53,595      177,918      105,543
                                         -----------  -----------  -----------
                                         $ 1,449,446  $ 1,988,110  $ 2,080,256
                                         -----------  -----------  -----------
Cash Flow from Investing Activities:
 Construction expenditures.............. $  (912,215) $  (969,626) $  (949,871)
 Nuclear fuel expenditures..............    (166,168)    (185,373)    (281,833)
 Sales of generating plants.............     177,454       60,791          --
 Equity component of allowance for
  funds used during construction........       6,959       23,770       20,776
 Contributions to nuclear
  decommissioning funds.................    (136,771)    (114,825)    (119,281)
 Other investments and special depos-
  its...................................      (1,174)      (4,703)         (52)
                                         -----------  -----------  -----------
                                         $(1,031,915) $(1,189,966) $(1,330,261)
                                         -----------  -----------  -----------
Cash Flow from Financing Activities:
 Issuance of securities--
   Transitional trust notes............. $ 3,382,629  $       --   $       --
   Other long-term debt.................     222,068      297,663      198,902
   Company-obligated mandatorily redeem-
    able preferred securities of
    subsidiary trusts holding solely the
    Company's subordinated debt
    securities..........................         --       150,000          --
   Capital stock........................         244          288          669
 Retirement and redemption of securi-
  ties--
   Long-term debt.......................    (498,192)    (734,768)    (431,985)
   Capital stock........................     (34,066)     (44,111)     (44,513)
 Repurchase of common stock.............      (6,800)         --           --
 Premium paid on early redemption of
  long-term debt........................         --        (9,500)         --
 Cash dividends paid on capital stock...    (429,867)    (426,916)    (424,764)
 Proceeds from sale/leaseback of nu-
  clear fuel............................     101,038      149,955      316,617
 Nuclear fuel lease principal payments..    (255,605)    (166,411)    (211,741)
 Increase/(decrease) in short-term
  borrowings............................     118,206       29,400     (139,400)
                                         -----------  -----------  -----------
                                         $ 2,599,655  $  (754,400) $  (736,215)
                                         -----------  -----------  -----------
Change in Net Cash Balance.............. $ 3,017,186  $    43,744  $    13,780
Cash, Temporary Cash Investments and
 Cash Held for Redemption of
 Securities:
 Balance at Beginning of Year...........      72,634       28,890       15,110
                                         -----------  -----------  -----------
 Balance at End of Year................. $ 3,089,820  $    72,634  $    28,890
                                         ===========  ===========  ===========

  The accompanying Notes to Financial Statements are an integral part of the above statements.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                         NOTES TO FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

  Corporate Structure and Basis of Presentation. Unicom is the parent holding company of ComEd and other unregulated subsidiaries. ComEd, a regulated electric utility, is the principal subsidiary of Unicom.

  The consolidated financial statements include the accounts of ComEd, the Indiana Company, the Trusts, ComEd Funding and ComEd Funding Trust. All significant intercompany transactions have been eliminated. Although the accounts of ComEd Funding and ComEd Funding Trust, which are SPEs, are included in the consolidated financial statements, as required by GAAP, ComEd Funding and ComEd Funding Trust are legally separated from Unicom and ComEd. The assets of the SPEs are not available to creditors of Unicom or ComEd and the transitional property held by the SPEs are not assets of Unicom or ComEd.

  Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Due to the transition to a new customer information and billing system, a larger portion of customer revenues and receivables were based on estimates in 1998 than in previous years.

  Regulation. ComEd is subject to regulation as to accounting and ratemaking policies and practices by the ICC and FERC. ComEd's accounting policies and the accompanying consolidated financial statements conform to GAAP applicable to rate-regulated enterprises for the non-generation portion of its business, including the effects of the ratemaking process in accordance with SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. Such effects on the non-generation portion of its business concern mainly the time at which various items enter into the determination of operating results in order to follow the principle of matching costs with the applicable revenues collected from or returned to customers through future rates. See Note 2 for information regarding the write-off of generation-related regulatory assets and liabilities in December 1997.

  ComEd's investment in generation-related, net utility plant, including construction work in progress and nuclear fuel, and excluding the decommissioning costs included in the accumulated provision for depreciation, not subject to cost-based rate regulation, was $9.2 billion and $12.4 billion at December 31, 1998 and 1997, respectively. See Note 2 regarding the plant impairment recorded by ComEd in the second quarter of 1998.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Regulatory Assets and Liabilities. Regulatory assets are incurred costs which have been deferred and are amortized for ratemaking and accounting purposes. Regulatory liabilities represent amounts to be settled with customers through future rates. Regulatory assets and liabilities reflected on the Consolidated Balance Sheets at December 31, 1998 and 1997 were as follows:

                                                                December 31
                                                           ---------------------
                                                              1998       1997
                                                           ---------- ----------
                                                               (Thousands of
                                                                 Dollars)
Regulatory assets:
  Impaired production plant (1)........................... $2,955,154 $      --
  Deferred income taxes (2)...............................    680,356    785,354
  Nuclear decommissioning costs--Dresden Unit 1 (3).......    255,031    268,369
  Nuclear decommissioning costs--Zion Units 1 and 2 (4)...    443,130    579,777
  Coal reserves (5).......................................    197,975    281,654
  Unamortized loss on reacquired debt (6).................     46,781     51,735
                                                           ---------- ----------
                                                           $4,578,427 $1,966,889
                                                           ========== ==========
Regulatory liabilities:
  Deferred income taxes (2)............................... $  595,005 $  698,750
                                                           ========== ==========

--------
(1) Amortized over a transition period which is expected to end by 2006, but may be extended to 2008 with ICC approval. See Note 2 for additional information.
(2) Recorded in compliance with SFAS No. 109, Accounting for Income Taxes, for non-generation related temporary differences.
(3) Amortized over the period 1999 to 2011. See "Depreciation, Amortization of Regulatory Assets and Decommissioning" below for additional information.
(4) Amortized over the period 1999 to 2013. See "Depreciation, Amortization of Regulatory Assets and Decommissioning" below for additional information.
(5) Amortized through regulated cash flows as coal is used for the generation of electricity. See "Depreciation, Amortization of Regulatory Assets and Decommissioning" below for additional information.
(6) Amortized over the remaining lives of the non-generation related long-term debt issued to finance the reacquisition. See "Loss on Reacquired Debt" below for additional information.

  Nuclear Fuel. The cost of nuclear fuel is amortized to fuel expense based on the quantity of heat produced using the unit of production method. As authorized by the ICC, provisions for spent nuclear fuel disposal costs have been recorded at a level required to recover the fee payable on current nuclear-generated and sold electricity and the current interest accrual on the one-time fee payable to the DOE for nuclear generation prior to April 7, 1983. The one-time fee and interest thereon have been recovered and the current fee and interest on the one-time fee are presently being recovered through base rates. See Note 14 for additional information concerning the disposal of spent nuclear fuel, one-time fee and interest accrual on the one-time fee. Nuclear fuel expenses, including leased fuel costs and provisions for spent nuclear fuel disposal costs, were $325 million, $298 million and $354 million for the years 1998, 1997 and 1996, respectively.

  Customer Receivables and Revenues. ComEd is engaged principally in the production, purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers. ComEd's electric service territory has an area of approximately 11,300 square miles and an estimated population of approximately eight million as of December 31, 1998. It includes the city of Chicago, an area of about 225 square miles with an estimated population of approximately three million from which ComEd derived approximately one-third of its ultimate consumer revenues in 1998. ComEd had 3.5 million electric customers at December 31, 1998. See Notes 3, 4 and 19 for additional information.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Depreciation, Amortization of Regulatory Assets and Decommissioning. Depreciation, decommissioning and amortization of regulatory assets for the years 1998, 1997 and 1996 were as follows:

                                                     1998      1997      1996
                                                   -------- ---------- --------
                                                      (Thousands of Dollars)
Depreciation expense.............................. $782,373 $  877,256 $841,681
Decommissioning expense...........................   90,020    108,621  110,184
Amortization of regulatory assets.................   65,211     15,272   15,272
                                                   -------- ---------- --------
                                                   $937,604 $1,001,149 $967,137
                                                   ======== ========== ========

  Depreciation is provided on a straight-line basis by amortizing the cost of depreciable plant and equipment over estimated service lives for each class of plant. Provisions for depreciation, including nuclear plant, were at average annual rates of 3.02%, 3.36% and 3.25% for the years 1998, 1997 and 1996, respectively, of average depreciable utility plant and equipment. The decrease for the year 1998, compared to 1997, in the average depreciation rates relates primarily to a reduction in nuclear depreciation rates due to the partial impairment of production plant, which was recorded as a component of accumulated depreciation, partially offset by shortened depreciable lives for certain nuclear stations. The annual rate for nuclear plant and equipment, excluding separately collected decommissioning costs and depreciation related to the replacement of the steam generators, was 2.88% for periods ending prior to July 1, 1998. The nuclear depreciation rate applied to gross depreciable nuclear plant, beginning July 1, 1998, is 2.16% reflecting the partial impairment of production plant and shortened depreciable lives for certain nuclear stations. See Note 2 for additional information on the partial impairment of production plant.

  The regulatory assets for impaired production plant and coal reserves are being amortized as they are recovered through regulated cash flows over a transition period which is expected to end by 2006, but may be extended to 2008 with ICC approval. Recovery of these regulatory assets will be realized through future regulatory revenues, including CTC revenues, and potential gains on generation asset sales, and will vary from year to year. The amortization of coal reserves is included in fuel expense on the Statements of Consolidated Operations.

  Nuclear plant decommissioning costs are accrued over the current NRC license lives of the related nuclear generating units. The accrual is based on an annual levelized cost of the unrecovered portion of estimated decommissioning costs, which are escalated for expected inflation to the expected time of decommissioning and are net of expected earnings on the trust funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Results of Operations-- Decommissioning," for a discussion of questions raised by the staff of the SEC and a FASB review regarding the electric utility industry's method of accounting for decommissioning costs. Dismantling is expected to occur relatively soon after the end of the current NRC license life of each generating station currently operating. The accrual for decommissioning is based on the prompt removal method authorized by NRC guidelines. ComEd's ten operating units have remaining current NRC license lives ranging from 7 to 29 years. ComEd's Zion Station and its first nuclear unit, Dresden Unit 1, are retired and expected to be dismantled beginning in the years 2014 and 2012, respectively, which is consistent with the regulatory treatment for the related decommissioning costs.

  Based on ComEd's most recent study approved by the ICC, decommissioning costs, including the cost of decontamination and dismantling, are estimated to aggregate to $4.6 billion in current-year (1999) dollars, including a contingency allowance. ComEd estimates that it will expend approximately $11.6 billion, including a contingency allowance, for decommissioning costs primarily during the period

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES from 2007 through 2034. Additionally, ComEd estimates that it will expend an aggregate of approximately $226 million in current-year (1999) dollars during the period 2000 through 2014 to maintain Zion Station in a secured mode until decommissioning begins. All such costs are expected to be funded by the external decommissioning trusts, which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations, as well as changes in the assumptions used in making such estimates, including changes in technology, available alternatives for the disposal of nuclear waste and inflation.

  Since 1995, ComEd has collected decommissioning costs from its ratepayers in conjunction with a rider to its tariffs. The rider allows annual adjustments to decommissioning cost collections outside the context of a traditional rate proceeding and will continue under the 1997 Act. The current estimated decommissioning costs include a contingency allowance, but, except at Dresden Unit 1, exclude amounts for spent fuel storage installations, which may be necessary to store spent fuel during the period beginning at the end of the NRC license life of the plants to the date when the DOE accepts the spent fuel for permanent storage. Contingency allowances used in decommissioning cost estimates provide for currently unspecifiable costs that are likely to occur after decommissioning begins and generally range from 20% to 25% of the currently specifiable costs.

  In February 1998, the ICC authorized a reduction in the annual decommissioning cost accrual from $109 million to $84 million. The reduction primarily reflects stronger than expected after-tax returns on the external trust funds in 1996 and lower than expected escalation in low-level waste disposal costs, partially offset by the higher current-year cost estimates, including a contingency allowance.

  The approved annual decommissioning cost accrual of $84 million was determined using the following assumptions: the decommissioning cost estimate of $4.6 billion in current-year (1999) dollars, after-tax earnings on the tax-qualified and nontax-qualified decommissioning funds of 7.30% and 6.26%, respectively, and an escalation rate for future decommissioning costs of 4.1%. The annual accrual of $84 million provided over the current NRC license lives of the nuclear plants, coupled with the expected fund earnings and amounts previously recovered in rates, is expected to aggregate to approximately $11.6 billion.

  For the ten operating nuclear units, decommissioning cost accruals are recorded as portions of depreciation expense and accumulated provision for depreciation on the Statements of Consolidated Operations and the Consolidated Balance Sheets, respectively, as such costs are recovered through rates. As of December 31, 1998, the total decommissioning costs included in the accumulated provision for depreciation were $1,870 million.

  For ComEd's retired nuclear units, the total estimated liability for nuclear decommissioning in current-year (1999) dollars is recorded as a liability. The unrecovered portion of the liability was also recorded as a regulatory asset. The nuclear decommissioning liability for retired plants as of December 31, 1998 was as follows:


                                                               Zion
                                                    Dresden   Units
                                                     Unit 1  1 and 2    Total
                                                    -------- -------- ----------
                                                       (Thousands of Dollars)
Amounts recovered through rates and investment
 fund earnings....................................  $101,469 $415,770 $  517,239
Unrecovered portion of the liability..............   255,031  443,130    698,161
                                                    -------- -------- ----------
 Nuclear decommissioning liability for retired
  plants..........................................  $356,500 $858,900 $1,215,400
                                                    ======== ======== ==========

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  The total estimated liability related to Zion Units 1 and 2, and the unrecovered portion of that liability, decreased from December 31, 1997 to December 31, 1998 due to the exclusion of estimated dry cask storage costs.

  Under Illinois law, decommissioning cost collections are required to be deposited into external trusts. Consequently, such collections do not add to the cash flows available for general corporate purposes. The ICC has approved ComEd's funding plan, which provides for annual contributions of current accruals and ratable contributions of past accruals over the remaining current NRC license lives of the nuclear plants. The fair value of funds accumulated in the external trusts at December 31, 1998 was $2,267 million, which includes pre-tax unrealized appreciation of $620 million. The earnings on the external trusts for operating plants accumulate in the fund balance and accumulated provision for depreciation. Nuclear decommissioning funding as of December 31, 1998 was as follows:

                                                          (Thousands of Dollars)
Amounts recovered through rates and investment fund
 earnings for operating plants (included in the accumu-
 lated provision for depreciation)......................        $1,870,213
Amounts recovered through rates and investment fund
 earnings for retired plants............................           517,239
Less past accruals not yet contributed to the trusts....           120,135
                                                                ----------
 Fair value of external trust funds.....................        $2,267,317
                                                                ==========

  Income Taxes. ComEd is included in the consolidated federal and state income tax returns filed by Unicom. Current and deferred income taxes of the consolidated group are allocated to ComEd as if ComEd filed separate tax returns. Deferred income taxes are provided for income and expense items recognized for financial accounting purposes in periods that differ from those for income tax purposes. Income taxes deferred in prior years are charged or credited to income as the book/tax temporary differences reverse. Prior years' deferred investment tax credits are amortized through credits to income generally over the lives of the related property. Income tax credits resulting from interest charges applicable to nonoperating activities, principally construction, are classified as other income.

  AFUDC and Interest Capitalized. In accordance with the uniform systems of accounts prescribed by regulatory authorities, ComEd capitalizes AFUDC, compounded semiannually, which represents the estimated cost of funds used to finance its construction program for the non-generation portion of its business. The equity component of AFUDC is recorded on an after-tax basis and the borrowed funds component of AFUDC is recorded on a pre-tax basis. The average annual capitalization rates were 8.34%, 9.39% and 9.02% for the years 1998, 1997 and 1996, respectively. ComEd discontinued SFAS No. 71 regulatory accounting practices in December 1997 for the generation portion of its business. As a result, beginning in 1998, ComEd capitalized $28 million in interest costs on its generation-related construction work in progress and nuclear fuel in process. AFUDC and interest capitalized do not contribute to the current cash flow of ComEd.

  Interest. Total interest costs incurred on debt, leases and other obligations were $527 million, $588 million and $620 million for the years 1998, 1997 and 1996, respectively.

  Debt Discount, Premium and Expense. Discount, premium and expense on long-term debt are being amortized over the lives of the respective issues.

  Loss on Reacquired Debt. Consistent with regulatory treatment, the net loss from reacquisition, in connection with the refinancing of first mortgage bonds, sinking fund debentures and pollution control obligations prior to their scheduled maturity dates, is deferred and amortized over the lives of the long-term debt issued to finance the reacquisition for non-generation related financings. See "Regulatory Assets and Liabilities" above and Note 2 for additional information.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Stock Option Awards/Employee Stock Purchase Plan. ComEd has elected to adopt SFAS No. 123, Accounting for Stock-Based Compensation, for disclosure purposes only. ComEd accounts for its stock option awards and ESPP under APB Opinion No. 25, Accounting for Stock Issued to Employees. See Note 8 for additional information.

  Energy Risk Management Contracts. In the normal course of business, ComEd utilizes contracts for the forward sale and purchase of energy to manage effectively the utilization of its available generating capability. ComEd also utilizes put and call option contracts and energy swap arrangements to limit the market price risk associated with the forward commodity contracts. As ComEd does not currently utilize financial or commodity instruments for trading or speculative purposes, any gains or losses on forward commodity contracts are recognized when the underlying transactions affect earnings. Revenues and expenses associated with market price risk management contracts are amortized over the terms of such contracts.

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded on the Consolidated Balance Sheets as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings, unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item on the Statements of Consolidated Operations, and requires ComEd to formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

  SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 may be implemented prior to June 15, 1999, but such implementation cannot be applied retroactively. SFAS No. 133 must be applied to (i) derivative instruments and (ii) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998).

  ComEd has not yet quantified the effects on its financial statements of adopting SFAS No. 133 and has not determined the timing or method of adopting SFAS No. 133. However, adoption of SFAS No. 133 could increase volatility in earnings and other comprehensive income.

  Reclassifications. Certain prior year amounts have been reclassified to conform with current period presentation. These reclassifications had no effect on operating results.

  Statements of Consolidated Cash Flows. For purposes of the Statements of Consolidated Cash Flows, temporary cash investments, generally investments maturing within three months at the time of purchase, are considered to be cash equivalents. Supplemental cash flow information for the years 1998, 1997 and 1996 was as follows:

                                                       1998     1997     1996
                                                     -------- -------- --------
                                                       (Thousands of Dollars)
Supplemental Cash Flow Information:
 Cash paid during the year for:
   Interest (net of amount capitalized)............  $439,706 $502,260 $533,498
   Income taxes (net of refunds)...................  $302,289 $280,368 $238,920
Supplemental Schedule of Non-Cash Investing and Fi-
 nancing Activities:
 Capital lease obligations incurred................  $106,370 $158,412 $320,975

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

(2) Accounting Effects Related to the 1997 Act

  In December 1997, the Governor of Illinois signed into law the 1997 Act, which established a phased process to introduce competition into the electric industry in Illinois under a less regulated structure. Major provisions of the 1997 Act applicable to ComEd include a 15% residential base rate reduction which became effective August 1, 1998, an additional 5% residential base rate reduction commencing on May 1, 2002 and gradual customer access to other electric suppliers. Access for commercial and industrial customers will occur over a period from October 1999 to December 2000, and access for residential customers will occur after May 1, 2002. ComEd's operating revenues were reduced by approximately $170 million in 1998 due to the rate reduction. ComEd is engaged in certain pricing experiments contemplated by the 1997 Act, which reduced ComEd's operating revenues by approximately $30 million in 1998 and are expected to reduce operating revenues by $55 million in 1999, compared to 1997 rate levels; however, such reductions are expected to be offset by the effects of customer growth. ComEd expects that the 15% residential base rate reduction will reduce ComEd's operating revenues by approximately $380 million in 1999, compared to 1997 rate levels.

  The 1997 Act also provides for the collection of a CTC from customers who choose another electric service provider during a transition period that extends through 2006, and can be extended through 2008 with ICC approval. The CTC will be established in accordance with a formula defined in the 1997 Act. The CTC, which will be applied on a cents per kilowatthour basis, considers the revenue which would have been collected from a customer under tariffed rates, reduced by the revenue the utility will receive for providing delivery services to the customer, the market price for electricity and a defined mitigation factor, which represents the utility's opportunity to develop new revenue sources and achieve cost savings.

  Notwithstanding these rate reductions, and subject to certain earnings tests, a rate freeze will generally be in effect until at least January 1, 2005. During this period, utilities may reorganize, sell or assign assets, retire or remove plants from service, and accelerate depreciation or amortization of assets with limited ICC regulatory review. A utility may request a rate increase during the rate freeze period only when necessary to ensure the utility's financial viability, but not before January 1, 2000. Under the earnings provision of the 1997 Act, if the earned return on common equity of a utility during this period exceeds an established threshold, one-half of the excess earnings must be refunded to customers. The threshold rate of return on common equity is based on the 30-Year Treasury Bond rate, plus 5.5% in the years 1998 through 1999 and plus 6.5% in the years 2000 through 2004. The utility's earned return on common equity and the threshold return on common equity are each calculated on a two year average basis. The earnings sharing provision is applicable only to utility earnings. Increased amortization of regulatory assets may be recorded, thereby reducing the earned return on common equity, if earnings otherwise would have exceeded the maximum allowable rate of return. The potential for earnings sharing or increased amortization of regulatory assets could limit earnings in future periods.

  Under the 1997 Act, utilities are required to continue to offer delivery services, including the transmission and distribution of electric energy, such that customers who select an alternative energy supplier can receive electric energy from that supplier using existing transmission and distribution facilities. Such services will continue to be offered under cost-based, regulated rates. The 1997 Act also requires utilities to establish or join an ISO that will independently manage and control utility transmission systems. Additionally, the 1997 Act includes the leveling of certain regulatory requirements to permit operational flexibility, the leveling of certain regulatory and tax provisions as applied to various electric suppliers and a new, more stringent, liability standard applicable to ComEd in the event of a major outage.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  The 1997 Act also allows a portion of ComEd's future revenues to be segregated and used to support the issuance of securities by ComEd or a SPE. The proceeds from such securities issuances must be used to refinance outstanding debt and equity or for certain other limited purposes. The total amount of such securities that may be issued is approximately $6.8 billion; approximately one-half of that amount can be issued in the twelve-month period which commenced on August 1, 1998. In December 1998, ComEd initiated the issuance of $3.4 billion of transitional trust notes through its SPEs, ComEd Funding and ComEd Funding Trust. The proceeds from the transitional trust notes, net of transaction costs, must be used to redeem or repurchase debt and equity to lower ComEd's overall cost of capital. Accordingly, in early 1999 ComEd redeemed $788 million of long-term debt and $534 million of preference stock, and reacquired $229 million of outstanding long-term debt through a tender offer. In addition, $500 million of the proceeds, of which approximately $300 million has been utilized, is being used to reduce ComEd's outstanding short-term debt. Unicom has announced plans to repurchase approximately $750 million of Unicom common stock using the proceeds it receives from ComEd's repurchase of its common stock held by Unicom. The remaining proceeds will be used for the payment of fees and additional debt and equity redemptions. See Notes 7 and 24 for additional information regarding Unicom's share repurchase plans.

  As a result of the 1997 Act, prices for the supply of electric energy are expected to change from cost-based, regulated rates to rates determined by competitive market forces. The CTC allows ComEd to recover some of its costs which might otherwise be unrecoverable under market-based rates. Nonetheless, ComEd will need to take steps to address the portion of such costs which are not recoverable through the CTC. Such steps may include cost control efforts, developing new sources of revenue and potential asset dispositions.

  Because the 1997 Act is expected ultimately to lead to market-based pricing of electric generation services, ComEd discontinued SFAS No. 71 regulatory accounting practices for the generation portion of its business in December 1997. ComEd evaluated the regulatory assets and liabilities related to the generation portion of its business and determined that it was not probable that such costs would be recovered through the cash flows from the regulated portion of its business. Accordingly, the generation-related regulatory assets and liabilities were written off in the fourth quarter of 1997, resulting in an extraordinary charge of $810 million (after-tax). These write-offs related principally to previously incurred costs originally expected to be collected through future revenues, including income tax benefits previously flowed through to customers, deferred carrying charges on the Byron Unit 2 and Braidwood Units 1 and 2 nuclear generating plants, generation-related unamortized loss on reacquired debt and other miscellaneous generation-related costs. The regulatory asset for the unrecovered nuclear decommissioning costs of currently retired nuclear plants was not written off, as the 1997 Act provides for the ongoing recovery of decommissioning costs through regulated rates. See "Regulatory Assets and Liabilities" and "Depreciation, Amortization of Regulatory Assets and Decommissioning" in Note 1 for additional information.

  Pursuant to an option contained in the 1997 Act, ComEd filed a tariff in December 1997 to eliminate its FAC as of January 1, 1997. Under ComEd's regulated rates, the FAC provided for the recovery of changes in fossil and nuclear fuel costs and the energy portion of purchased power costs, compared to the fuel and purchased energy costs included in ComEd's base rates. The elimination of the FAC required ComEd to refund to customers the net FAC charges billed during the calendar year 1997 of $25 million (after-tax). These costs, as well as deferred underrecovered energy costs of $19 million (after-tax) which ComEd would have been entitled to recover if the FAC had remained in effect, were recorded as a charge to operating results in the fourth quarter of 1997.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Additionally, the elimination of the FAC and a transition to market-based pricing for generation-related costs required ComEd to write down its investment in uranium-related properties. Projections of the market price for uranium indicated that the expected incremental costs of mining and milling uranium at such properties would exceed the expected market price for uranium. Such costs are not expected to be recoverable in a competitive market. A write down of ComEd's investment in uranium-related properties to realizable value resulted in a charge of $60 million (after-tax) in December 1997.

  The staff of the SEC issued interpretive guidance in the second quarter of 1998 regarding the application of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, when a regulated enterprise such as an electric utility discontinues regulatory accounting practices for separable portions of its operations and assets. Under SFAS No. 121, an asset is considered impaired, and should be written down to fair value, if its future cash flows are insufficient to recover the carrying value of the asset. The interpretive guidance concludes that for purposes of applying SFAS No. 121, supplemental regulated cash flows, such as a CTC, should be excluded from the cash flows of assets in the portion of the business not subject to regulatory accounting practices. If such assets are determined to be impaired, a regulatory asset should be established if such costs are recoverable through regulated cash flows. The guidance also addresses the extent to which assets should be grouped to determine impairment.

  ComEd discontinued the application of regulatory accounting principles in December 1997 for the generation portion of its business and performed a SFAS No. 121 impairment analysis that concluded that future revenues, including the collection of the CTC, expected to be recovered from electric supply services would be sufficient to cover the costs of its generating assets. However, reflecting the SEC's interpretive guidance, ComEd's revised impairment evaluation resulted in a plant impairment of $3 billion. Because future CTC revenues collected through regulated cash flows are expected to provide recovery of the impaired plant assets, a regulatory asset was recorded for the same amount. Accordingly, the impairment, recorded in the second quarter of 1998, had no effect on results of operations. The regulatory asset is being amortized as it is recovered through regulated cash flows over a transition period that ends in 2006, but may be extended to 2008 with ICC approval. Recovery of the regulatory asset will be realized through future regulatory revenues, including CTC revenues, and potential gains on generation asset sales, and will vary from year to year.

(3) Cumulative Effect of a Change in Accounting Principle

  In the fourth quarter of 1997, ComEd changed its accounting method for revenue recognition to record revenues associated with service which has been provided to customers but has not yet been billed at the end of each accounting period, retroactive to January 1, 1997. This change in accounting method increased operating results for the year 1997 to reflect the one-time cumulative effect of the change for years prior to 1997 by $197 million (after-tax). If the new accounting method had been in effect for the years 1997 and 1996, the pro forma unaudited net income (loss) on common stock would have been $(1,030,959,000) and $711,073,000, respectively, excluding the one-time cumulative effect of a change in accounting principle.

(4) Rate Matters

  Final ICC orders have been issued in fuel reconciliation proceedings related to ComEd's FAC collections for all years except for 1994. On November 5, 1998, the ICC issued an order in the proceeding for the year 1994 providing for a refund of approximately $3 million related to nuclear station performance. On February 9, 1999, an intervenor moved to dismiss its appeal of the 1994 ICC

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES order. On December 29, 1998, the ICC issued an order for the 1996 fuel reconciliation proceeding requiring ComEd to refund approximately $19 million related to nuclear station performance. The 1997 Act provides that, because ComEd eliminated its FAC effective January 1, 1997, the ICC shall not conduct a fuel reconciliation proceeding for the year 1997 and subsequent years. See Note 2 for information regarding the 1997 Act and the elimination of ComEd's FAC.

  Three of ComEd's wholesale municipal customers filed a complaint and request for refund with the FERC alleging that ComEd failed to properly adjust their rates, as provided for under the terms of their electric service contracts, to track certain refunds made to ComEd's retail customers in the years 1992 through 1994. In the third quarter of 1998, the FERC granted the complaint and directed that refunds be made, with interest. ComEd filed and was granted a request for rehearing for purposes of reconsideration with the FERC. If the order is upheld, ComEd must make refunds within 15 days of the resolution for rehearing.

  ComEd's management believes adequate reserves have been established in connection with the cases discussed above.

(5) Closure and Sale of Plants

  In January 1998, the Boards of Directors of Unicom and ComEd authorized the permanent cessation of nuclear generation operations and retirement of facilities at ComEd's 2,080 megawatt Zion nuclear generating station. Such retirement resulted in a charge for 1997 of $523 million (after-tax). The decision to close Zion Station was a result of ComEd's ongoing analysis of the economic value of its generating assets in light of the expected changes in the manner in which electric energy is marketed and sold. The passage of the 1997 Act provided a clearer basis for evaluating the costs and benefits of alternative courses of action. In reaching the decision to cease nuclear generation operations at Zion Station, the Boards also considered the significant uncertainty associated with continued operation of the station due to the degradation of the steam generators and the expected operating costs associated with continued station operation.

  ComEd's fourth quarter 1997 financial results reflected a charge of $406 million (after-tax), representing the undepreciated costs of Zion Station (excluding the portion which will remain in use to provide voltage support), materials and supplies inventories, and nuclear fuel inventories. In addition, as required by GAAP, a liability for future closing costs associated with the retirement of Zion Station, excluding severance costs, was recorded resulting in a charge of $117 million (after-tax) in the fourth quarter of 1997. ComEd recorded a reduction to the liability for future closing costs of $15 million (after-tax) in the year 1998 to reflect lower than expected closing costs due to employees being reassigned or removed from payroll sooner than expected, and lower than anticipated support costs and use of contractors. See Note 17 for information regarding costs of voluntary employee separation plans.

  ComEd completed the sale of two of its coal-fired generating stations, representing 1,598 megawatts of generating capacity, and has exclusive 15-year purchased power agreements for the output of the stations. The sales of State Line and Kincaid Stations were completed in December 1997 and February 1998, respectively. The net proceeds of the sales, after income tax effects and closing costs, were approximately $190 million. The proceeds were used to retire or redeem existing debt in the first quarter of 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Response to Regulatory Changes," for information regarding ComEd's fossil generating plants, and oil and gas peaking units being offered for sale.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

(6) Authorized Shares and Voting Rights of Capital Stock

  At December 31, 1998, the authorized shares of capital stock were: common stock--250,000,000 shares; preference stock--22,030,345 shares; $1.425 convertible preferred stock--58,211 shares; and prior preferred stock--850,000 shares. The preference and prior preferred stocks are issuable in series and may be issued with or without mandatory redemption requirements. Holders of shares at any time outstanding, regardless of class, are entitled to one vote for each share held on each matter submitted to a vote at a meeting of shareholders, with the right to cumulate votes in all elections for directors.

(7) Common Equity

  ComEd has entered into a prepaid forward purchase arrangement with Unicom for the repurchase of approximately 15 million shares of ComEd common stock. The repurchase arrangement provides for final settlement no later than February 2000, on either a physical (share) basis, or a net cash basis. The terms of the repurchase agreements between ComEd and Unicom are identical to the terms of Unicom's repurchase agreements with the financial institutions. The repurchase agreements between ComEd and Unicom are expected to be settled on the same basis Unicom settles its repurchase agreements with the financial institutions. The amount at which the arrangement can be settled is dependent principally upon the average market price at which Unicom's common shares have been repurchased under its repurchase agreements, compared to the forward price per share. The share repurchases will not reduce shares outstanding or reduce common stock equity and resulting return on common equity calculations until the date of physical settlement. ComEd currently does not anticipate that settlement will occur in 1999. The repurchase arrangement will initially be recorded as a receivable on ComEd's Consolidated Balance Sheets and will be adjusted at the end of each reporting period to reflect the aggregate market value of the shares deliverable under the arrangement. Consequently, the arrangement could increase earnings volatility in 1999.

  This arrangement supplements a previously announced program to repurchase up to $200 million of ComEd common stock. Shares repurchased under that program will also be outstanding for financial statement purposes until the time of physical settlement, which is currently expected to extend to February 2000, on either a physical (share) basis, or a net cash basis, at the option of ComEd. As of December 31, 1998, this arrangement has been accounted for as an equity instrument. If this arrangement had been settled on a physical (share) basis at December 31, 1998, ComEd would have received approximately 5.1 million shares of its common stock.

  See Note 24 for additional information regarding the redemptions and repurchases of debt and equity.

  At December 31, 1998, shares of common stock were reserved for the following purposes:

      Conversion of $1.425 convertible preferred stock................... 59,375
      Conversion of warrants............................................. 25,359
                                                                          ------
                                                                          84,734
                                                                          ======

  Shares of common stock issued for the years 1998, 1997 and 1996 were as follows:

                                                              1998  1997   1996
                                                              ----- ----- ------
Conversion of $1.425 convertible preferred stock............. 7,848 9,261 22,146
Conversion of warrants.......................................   228   362  1,358
                                                              ----- ----- ------
                                                              8,076 9,623 23,504
                                                              ===== ===== ======

  In December 1998, 178,982 shares of ComEd common stock were reacquired and held as treasury stock at a cost of $6.8 million.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  At December 31, 1998 and 1997, 76,079 and 76,868, respectively, of common stock purchase warrants were outstanding. The warrants entitle the holders to convert such warrants into common stock at a conversion rate of one share of common stock for three warrants.

  ComEd's retained earnings had a positive balance of $177 million at December 31, 1998 and a deficit balance of $19 million at December 31, 1997. As of December 31, 1998 and 1997, $580 million and $384 million, respectively, of retained earnings had been appropriated for future dividend payments.

(8) Stock Option Awards/Employee Stock Purchase Plan

  Unicom has a nonqualified stock option awards program under its Long-Term Incentive Plan. The stock option awards program was adopted by Unicom in July 1996 to reward valued employees responsible for, or contributing to, the management, growth and profitability of Unicom and its subsidiaries. The stock options granted expire ten years from their grant date. One-third of the shares subject to the options vest on each of the first three anniversaries of the option grant date. In addition, the stock options become fully vested immediately if the holder dies, retires, is terminated by the Company, other than for cause, or qualifies for long-term disability and will also vest in full upon a change in control.

  Stock option transactions for the years 1998, 1997 and 1996 are summarized as follows:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Options    Price
                                                             ---------  --------
      Outstanding at the beginning of 1996..................       --   $   --
      Granted during the year............................... 1,205,500   25.500
      Expired/cancelled during the year.....................   (17,500)  25.500
                                                             ---------
      Outstanding as of December 31, 1996................... 1,188,000   25.500
      Granted during the year............................... 1,339,350   22.313
      Exercised during the year.............................   (23,423)  25.500
      Expired/cancelled during the year.....................  (212,549)  23.632
                                                             ---------
      Outstanding as of December 31, 1997................... 2,291,378   23.810
      Granted during the year............................... 1,379,525   35.234
      Exercised during the year.............................  (404,082)  24.244
      Expired/cancelled during the year.....................  (124,594)  25.714
                                                             ---------
      Outstanding as of December 31, 1998................... 3,142,227   28.694
                                                             =========

  Of the stock options outstanding at December 31, 1998, 943,851 have vested with a weighted average exercise price of $24.234.

  The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                         Stock Option Grant Date
                                                         -----------------------
                                                          1998    1997    1996
                                                         ------- ------- -------
      Expected option life.............................. 7 years 7 years 7 years
      Dividend yield....................................   4.54%   7.20%   6.30%
      Expected volatility...............................  21.95%  22.29%  20.98%
      Risk-free interest rate...........................   5.58%   6.25%   6.64%

  The estimated weighted average fair value for each stock option granted for the years 1998, 1997 and 1996 was $6.62, $2.79 and $3.74, respectively.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  The ESPP allows employees to purchase Unicom common stock at a 10% discount from market value. Substantially all of the employees of Unicom, ComEd and certain subsidiaries are eligible to participate in the ESPP. Unicom issued 94,270, 196,003 and 196,513 shares of common stock for the years 1998, 1997 and 1996, respectively, under the ESPP at a weighted average annual purchase price of $33.11, $19.15 and $23.52, respectively.

  ComEd has adopted the disclosure-only provisions of SFAS No. 123. For financial reporting purposes, ComEd has adopted APB No. 25 and thus no compensation cost has been recognized for the stock option awards program or ESPP. If ComEd had recorded compensation expense for the stock options granted and the shares of common stock issued under the ESPP in accordance with SFAS No. 123 using the fair value based method of accounting, the additional charge to operations would have been $2 million (after-tax), $2 million (after-tax) and $1 million (after-tax) for the years 1998, 1997 and 1996, respectively.

(9) Preferred and Preference Stocks Without Mandatory Redemption Requirements

  No shares of preferred or preference stocks without mandatory redemption requirements were issued or redeemed during 1998, 1997 and 1996. The series of preference stock without mandatory redemption requirements outstanding at December 31, 1998 are summarized as follows:

                                                                         Involuntary
                     Shares           Aggregate         Redemption       Liquidation
      Series       Outstanding       Stated Value        Price(1)         Price(1)
      -------      -----------       ------------       ----------       -----------
                                      (Thousands
                                     of Dollars)
      $1.90         4,249,549          $106,239          $ 25.25           $25.00
      $2.00         2,000,000            51,560          $ 26.04           $25.00
      $1.96         2,000,000            52,440          $ 27.11           $25.00
      $7.24           750,000            74,340          $101.00           $99.12
      $8.40           750,000            74,175          $101.00           $98.90
      $8.38           750,000            73,566          $100.16           $98.09
      $2.425        3,000,000            72,637          $ 25.00           $25.00
                   ----------          --------
                   13,499,549          $504,957
                   ==========          ========

     --------
     (1) Per share plus accrued and unpaid dividends, if any.

  The outstanding shares of $1.425 convertible preferred stock are convertible at the option of the holders thereof, at any time, into common stock at the rate of 1.02 shares of common stock for each share of convertible preferred stock, subject to future adjustment. The convertible preferred stock may be redeemed by ComEd at $42 per share, plus accrued and unpaid dividends, if any. The involuntary liquidation price of the $1.425 convertible preferred stock is $31.80 per share, plus accrued and unpaid dividends, if any.

  ComEd redeemed $432 million of preference stock without mandatory redemption requirements on January 19, 1999. The redemption retires all series other than Series $2.425 and $1.425. See Note 24 for additional information regarding the redemption of ComEd preference stocks.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

(10) Preference Stock Subject to Mandatory Redemption Requirements

  During 1998, 1997 and 1996, no shares of preference stock subject to mandatory redemption requirements were issued. The series of preference stock subject to mandatory redemption requirements outstanding at December 31, 1998 are summarized as follows:

                  Shares     Aggregate
    Series      Outstanding Stated Value          Optional Redemption Price(1)
--------------  ----------- ------------ -----------------------------------------------
                             (Thousands
                            of Dollars)
$8.20              142,845    $ 14,285   $101
$8.40 Series B     240,000      23,838   $101
$8.85              187,500      18,750   $101
$9.25              450,000      45,000   $103 through July 31, 1999; and $101 thereafter
$6.875             700,000      69,475   Non-callable
                 ---------    --------
                 1,720,345    $171,348
                 =========    ========

--------
(1) Per share plus accrued and unpaid dividends, if any.

  ComEd redeemed $102 million of preference stock with mandatory redemption requirements on January 19, 1999. The redemption retires all series other than Series $6.875, all of which is required to be redeemed on May 1, 2000. The sinking fund price for Series $6.875 is $100 and the involuntary liquidation price is $99.25 per share plus accrued and unpaid dividends, if any. See Note 24 for additional information regarding the redemption of ComEd preference stocks.

  After reflecting the redemption, the remaining sinking fund requirement is $69 million in the year 2000. During 1998, 338,215 shares and in each of the years 1997 and 1996, 438,215 shares of preference stock subject to mandatory redemption requirements were reacquired to meet sinking fund requirements plus any optional additional sinking fund payments.

  Sinking fund requirements and the redemption due within one year are included in current liabilities.

(11) Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely the Company's Subordinated Debt Securities

  In September 1995, ComEd Financing I, a wholly-owned subsidiary trust of ComEd, issued 8,000,000 of its 8.48% company-obligated mandatorily redeemable preferred securities. The sole asset of ComEd Financing I is $206.2 million principal amount of ComEd's 8.48% subordinated deferrable interest notes due September 30, 2035. In January 1997, ComEd Financing II, a wholly-owned subsidiary trust of ComEd, issued 150,000 of its 8.50% company-obligated mandatorily redeemable capital securities. The sole asset of ComEd Financing II is $154.6 million principal amount of ComEd's 8.50% subordinated deferrable interest debentures due January 15, 2027. There is a full and unconditional guarantee by ComEd of the Trusts' obligations under the securities issued by the Trusts. However, ComEd's obligations are subordinate and junior in right of payment to certain other indebtedness of ComEd. ComEd has the right to defer payments of interest on the subordinated deferrable interest notes by extending the interest payment period, at any time, for up to 20 consecutive quarters. Similarly, ComEd has the right to defer payments of interest on the subordinated deferrable interest debentures by extending the interest payment period, at any time, for up to ten consecutive semi-annual periods. If interest payments on the subordinated deferrable interest notes or

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES debentures are so deferred, distributions on the preferred securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon. In addition, during any such deferral, ComEd may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.

  The subordinated deferrable interest notes are redeemable by ComEd, in whole or in part, from time to time, on or after September 30, 2000, and with respect to the subordinate deferrable interest debentures, on or after January 15, 2007, or at any time in the event of certain income tax circumstances. If the subordinated deferrable interest notes or debentures are redeemed, the Trusts must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated deferrable interest notes or debentures so redeemed. In the event of the dissolution, winding up or termination of the Trusts, the holders of the preferred securities will be entitled to receive, for each preferred security, a liquidation amount of $25 for the securities of ComEd Financing I and $1,000 for the securities of ComEd Financing II, plus accrued and unpaid distributions thereon, including interest thereon, to the date of payment, unless in connection with the dissolution, the subordinated deferrable interest notes or debentures are distributed to the holders of the preferred securities.

(12) Long-Term Debt

  ComEd initiated the issuance of $3.4 billion of transitional trust notes through its SPEs, ComEd Funding and ComEd Funding Trust, in the fourth quarter of 1998, as follows:

      Interest                                                        Principal
        Rate   Class and Scheduled Maturity Dates                       Amount
      -------- ----------------------------------                     ----------
                                                                      (Thousands
                                                                          of
                                                                       Dollars)
        5.38%  A-1 due March 25, 2000...............................  $  424,967
        5.29%  A-2 due June 25, 2001................................     425,033
        5.34%  A-3 due March 25, 2002...............................     258,861
        5.39%  A-4 due June 25, 2003................................     421,139
        5.44%  A-5 due March 25, 2005...............................     598,511
        5.63%  A-6 due June 25, 2007................................     761,489
        5.74%  A-7 due December 25, 2008............................     510,000
                                                                      ----------
                                                                      $3,400,000
                                                                      ==========

  The proceeds, net of transaction costs, from the transitional trust notes must be used to redeem debt and equity. On January 27, 1999, ComEd redeemed $730 million of first mortgage bonds. On February 16, 1999, ComEd redeemed $58 million of sinking fund debentures. In response to a tender offer, ComEd reacquired $229 million of first mortgage bonds in early February 1999. See
Note 24 for additional information regarding the redemptions of first mortgage bonds and sinking fund debentures, and the reacquired first mortgage bonds.

  For accounting purposes, the liabilities of ComEd Funding Trust for the transitional trust notes are reflected as long-term debt on the Consolidated Balance Sheets of ComEd.

  Sinking fund requirements and scheduled maturities remaining through 2003, after reflecting the redemptions, for first mortgage bonds, transitional trust notes, sinking fund debentures and other long-term debt outstanding at December 31, 1998, are summarized as follows: 1999--$481 million; 2000--$727 million; 2001--$346 million; 2002--$645 million; and 2003--$445 million.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  After reflecting the redemptions of first mortgage bonds, outstanding first mortgage bonds maturing through 2003 were as follows:

             Series                                         Principal Amount
             ------                                      ----------------------
                                                         (Thousands of Dollars)
      9 3/8% due February 15, 2000......................        $ 42,345
      6 1/2% due April 15, 2000.........................         230,000
      6 3/8% due July 15, 2000..........................         100,000
      7 3/8% due September 15, 2002.....................         200,000
      6 5/8% due July 15, 2003..........................         100,000
                                                                --------
                                                                $672,345
                                                                ========

  Other long-term debt outstanding at December 31, 1998 is summarized as follows:

                          Principal
      Debt Security         Amount                 Interest Rate
------------------------  ---------- ------------------------------------------
                          (Thousands
                              of
                           Dollars)
Notes:
 Medium Term Notes, Se-
  ries 3N due various
  dates through October
  15, 2004                $  296,000 Interest rates ranging from 9.00% to 9.20%
 Notes due January 15,       150,000 Interest rate of 7.375%
  2004
 Notes due October 15,       235,000 Interest rate of 6.40%
  2005
 Notes due January 15,       150,000 Interest rate of 7.625%
  2007
 Notes due July 15, 2018     225,000 Interest rate of 6.95%
                          ----------
                          $1,056,000
                          ----------
Purchase Contract Obli-
 gation
 due April 30, 2005       $      346 Interest rate of 3.00%
                          ----------
                          $1,056,346
                          ==========

  Long-term debt maturing within one year, including long-term debt redeemed in January and February of 1999, have been included in current liabilities.

  The outstanding first mortgage bonds are secured by a lien on substantially all property and franchises, other than expressly excepted property, owned by ComEd.

(13) Lines of Credit

  ComEd had total unused bank lines of credit of $1 billion at December 31, 1998. Of that amount, $500 million expires on October 7, 1999 and $500 million expires on October 8, 2003. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread, which is dependent upon the credit rating of ComEd's outstanding first mortgage bonds or on a prime interest rate. ComEd is obligated to pay commitment fees with respect to the unused portion of such lines of credit.

(14) Disposal of Spent Nuclear Fuel

  Under the Nuclear Waste Policy Act of 1982, the DOE is responsible for the selection and development of repositories for, and the disposal of, spent nuclear fuel and high-level radioactive waste. ComEd, as required by that Act, has signed a contract with the DOE to provide for the disposal of spent nuclear fuel and high-level radioactive waste from ComEd's nuclear generating stations. That

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES contract provided for acceptance by the DOE of such materials to begin in January 1998; however, that date was not met by the DOE and is expected to be delayed significantly. The DOE's current estimate for opening a facility to accept such waste is 2010. This extended delay in spent nuclear fuel acceptance by the DOE has led to ComEd's consideration of additional dry storage alternatives. On July 30, 1998, ComEd filed a complaint against the United States in the United States Court of Federal Claims seeking to recover damages caused by the DOE's failure to honor its contractual obligation to begin disposing of spent nuclear fuel in January 1998. The contract with the DOE requires ComEd to pay the DOE a one-time fee applicable to nuclear generation through April 6, 1983 of $277 million, with interest to date of payment, and a fee payable quarterly equal to one mill per kilowatthour of nuclear-generated and sold electricity after April 6, 1983. Pursuant to the contract, ComEd has elected to pay the one-time fee, with interest, just prior to the first delivery of spent nuclear fuel to the DOE. The liability for the one-time fee and related interest is reflected on the Consolidated Balance Sheets.

(15) Fair Value of Financial Instruments

  The following methods and assumptions were used to estimate the fair value of financial instruments either held or issued and outstanding. The disclosure of such information does not purport to be a market valuation of ComEd and subsidiary companies as a whole. The impact of any realized or unrealized gains or losses related to such financial instruments on the financial position or results of operations of ComEd and subsidiary companies is primarily dependent on the treatment authorized under future ratemaking proceedings.

  Investments. Securities included in the nuclear decommissioning funds have been classified and accounted for as "available for sale" securities. The estimated fair value of the nuclear decommissioning funds, as determined by the trustee and based on published market data, as of December 31, 1998 and 1997 was as follows:

                                December 31, 1998                December 31, 1997
                         -------------------------------- --------------------------------
                                    Unrealized               Cost    Unrealized    Fair
                         Cost Basis   Gains    Fair Value   Basis      Gains      Value
                         ---------- ---------- ---------- ---------- ---------- ----------
                                              (Thousands of Dollars)
Short-term investments.. $   40,907  $     42  $   40,949 $   33,524  $      2  $   33,526
U.S. Government and
 Agency issues..........    197,240    20,213     217,453    170,240    15,882     186,122
Municipal bonds.........    416,121    24,124     440,245    306,104    20,598     326,702
Corporate bonds.........    241,111     8,790     249,901    231,738     4,293     236,031
Common stock............    740,956   565,630   1,306,586    667,657   385,851   1,053,508
Other...................     11,345       838      12,183     17,300     2,508      19,808
                         ----------  --------  ---------- ----------  --------  ----------
                         $1,647,680  $619,637  $2,267,317 $1,426,563  $429,134  $1,855,697
                         ==========  ========  ========== ==========  ========  ==========

  At December 31, 1998, the debt securities held by the nuclear decommissioning funds had the following maturities:

                                                           Cost Basis Fair Value
                                                           ---------- ----------
                                                               (Thousands of
                                                                 Dollars)
      Within 1 year.......................................  $ 29,421   $ 29,431
      1 through 5 years...................................   185,810    192,159
      5 through 10 years..................................   254,024    273,255
      Over 10 years.......................................   411,607    439,643

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  The net earnings of the nuclear decommissioning funds, which are recorded as increases to the accumulated provision for depreciation, for the years 1998, 1997 and 1996 were as follows:

                                                   1998       1997       1996
                                                ---------- ---------- ----------
                                                     (Thousands of Dollars)
Gross proceeds from sales of securities.......  $1,795,484 $2,163,522 $2,335,974
Less cost based on specific identification....   1,728,092  2,088,300  2,300,038
                                                ---------- ---------- ----------
Realized gains on sales of securities.........  $   67,392 $   75,222 $   35,936
Other realized fund earnings net of expenses..      40,374     39,123     33,008
                                                ---------- ---------- ----------
Total realized net earnings of the funds......  $  107,766 $  114,345 $   68,944
Unrealized gains..............................     190,503    198,741     65,516
                                                ---------- ---------- ----------
 Total net earnings of the funds..............  $  298,269 $  313,086 $  134,460
                                                ========== ========== ==========

  Current Assets. Cash, temporary cash investments, cash held for redemption of securities and other cash investments, which include U.S. Government obligations and other short-term marketable securities, and special deposits, which primarily includes cash deposited for the redemption, refund or discharge of debt securities, are stated at cost, which approximates their fair value because of the short maturity of these instruments. The securities included in these categories have been classified as "available for sale" securities.

  Capitalization. The estimated fair values of preferred and preference stocks, company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the Company's subordinated debt securities, transitional trust notes, and long-term debt were obtained from an independent consultant. The estimated fair values, which include the current portions of redeemable preference stock and long-term debt but exclude accrued interest and dividends, as of December 31, 1998 and 1997 were as follows:

                                 December 31, 1998                December 31, 1997
                          -------------------------------- --------------------------------
                           Carrying  Unrealized    Fair     Carrying  Unrealized    Fair
                            Value      Losses     Value      Value      Losses     Value
                          ---------- ---------- ---------- ---------- ---------- ----------
                                               (Thousands of Dollars)
Preferred and preference
 stocks.................  $  678,156  $ 11,500  $  689,656 $  712,069  $ 11,970  $  724,039
Company-obligated
 mandatorily redeemable
 preferred securities of
 subsidiary trusts
 holding solely the
 Company's subordinated
 debt securities........  $  350,000  $ 20,678  $  370,678 $  350,000  $ 21,701  $  371,701
Transitional trust
 notes..................  $3,382,821  $ 67,168  $3,449,989 $      --   $    --   $      --
Long-term debt..........  $5,791,757  $442,077  $6,233,834 $5,913,942  $380,890  $6,294,832

  A long-term note payable, which is not included in the above table, amounted to $150 million at December 31, 1997. Such note, for which interest is paid at fixed and prevailing rates, is included in the consolidated financial statements at cost, which approximates its fair value.

  Current Liabilities. The carrying value of notes payable, which consists of commercial paper and bank loans maturing within one year, approximates the fair value because of the short maturity of these instruments. See "Capitalization" above for a discussion of the fair value of the current portions of long-term debt and redeemable preference stock.

  Other Noncurrent Liabilities. The carrying value of accrued spent nuclear fuel disposal fee and related interest represents the settlement value as of December 31, 1998 and 1997; therefore, the carrying value is equal to the fair value.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

(16) Pension and Postretirement Benefits

  As of December 31, 1998, ComEd had a qualified non-contributory defined benefit pension plan which covers all regular employees. Benefits under this plan reflect each employee's compensation, years of service and age at retirement. Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. The December 31, 1998 and 1997 pension liabilities and related data were determined using the January 1, 1998 actuarial valuation. Additionally, ComEd maintains a nonqualified supplemental retirement plan which covers any excess pension benefits that would be payable to management employees under the qualified plan but which are limited by the Internal Revenue Code. On January 19, 1998, Indiana Company's qualified defined benefit pension plan was merged into the ComEd pension plan as a result of the sale of Indiana Company's State Line Station and the transfer of its remaining employees to ComEd.

  ComEd and the Indiana Company provide certain postretirement medical, dental and vision care, and life insurance for retirees and their dependents and for the surviving dependents of eligible employees and retirees. The employees become eligible for postretirement benefits when they reach age 55 with ten years of service. The liability for postretirement benefits is funded through trust funds based upon actuarially determined contributions that take into account the amount deductible for income tax purposes. The health care plans are contributory, funded jointly by the companies and the participating retirees. The December 31, 1998 and 1997 postretirement benefit liabilities and related data were determined using the January 1, 1998 actuarial valuations.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Reconciliations of the beginning and ending balances of the projected pension benefit obligation and the accumulated postretirement benefit obligation and the funded status of these plans for the years 1998 and 1997 are as follows:

                             Twelve Months Ended        Twelve Months Ended
                              December 31, 1998          December 31, 1997
                          -------------------------- --------------------------
                                          Other                      Other
                           Pension    Postretirement  Pension    Postretirement
                           Benefits      Benefits     Benefits      Benefits
                          ----------  -------------- ----------  --------------
                                        (Thousands of Dollars)
Change in benefit
obligation
-----------------
Benefit obligation at
 beginning of period....  $4,010,000    $1,139,000   $3,579,000    $1,035,000
Service cost............     115,000        38,000      100,000        34,000
Interest cost...........     273,000        78,000      261,000        76,000
Plan participants' con-
 tributions.............         --          3,000          --          3,000
Curtailment gain........         --            --        (5,000)          --
Actuarial loss..........     165,000        37,000      282,000        32,000
Benefits paid...........    (236,000)      (46,000)    (207,000)      (41,000)
                          ----------    ----------   ----------    ----------
 Benefit obligation at
  end of period.........  $4,327,000    $1,249,000   $4,010,000    $1,139,000
                          ----------    ----------   ----------    ----------
Change in plan assets
---------------------
Fair value of plan as-
 sets at beginning of
 period.................  $3,706,000    $  767,000   $3,281,000    $  665,000
Actual return on plan
 assets.................     534,000       108,000      631,000       128,000
Employer contribution...      11,000        20,000        1,000        12,000
Plan participants' con-
 tributions.............         --          3,000          --          3,000
Benefits paid...........    (236,000)      (46,000)    (207,000)      (41,000)
                          ----------    ----------   ----------    ----------
 Fair value of plan as-
  sets at end of period.  $4,015,000    $  852,000   $3,706,000    $  767,000
                          ----------    ----------   ----------    ----------
Plan assets less than
 benefit obligation.....  $ (312,000)   $ (397,000)  $ (304,000)   $ (372,000)
Unrecognized net actuar-
 ial loss (gain)........      37,000      (345,000)      68,000      (350,000)
Unrecognized prior serv-
 ice cost (asset).......     (60,000)       48,000      (64,000)       52,000
Unrecognized transition
 obligation (asset).....    (101,000)      323,000     (114,000)      345,000
                          ----------    ----------   ----------    ----------
 Accrued liability for
  benefits..............  $ (436,000)   $ (371,000)  $ (414,000)   $ (325,000)
                          ==========    ==========   ==========    ==========

  The assumed discount rate used to determine the benefit obligation as of December 31, 1998 and 1997 was 6.75% and 7.00%, respectively. The fair value of pension plan assets excludes $21 million and $17 million held in grantor trust as of December 31, 1998 and 1997, respectively, for the payment of benefits under the supplemental plan.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  The components of pension and other postretirement benefit costs, portions of which were recorded as components of construction costs, for the years 1998, 1997 and 1996 were as follows:

                            1998      1997      1996
                          --------  --------  --------
Pension Benefit Costs       (Thousands of Dollars)
---------------------
Service cost............  $115,000  $100,000  $ 93,000
Interest cost on
 projected benefit
 obligation.............   273,000   261,000   247,000
Expected return on plan
 assets.................  (342,000) (310,000) (289,000)
Amortization of
 transition asset.......   (12,000)  (13,000)  (13,000)
Amortization of prior
 service asset..........    (4,000)   (4,000)   (4,000)
Recognized loss.........     2,000     2,000     2,000
Curtailment gain........       --     (5,000)      --
                          --------  --------  --------
 Net periodic benefit
  cost..................  $ 32,000  $ 31,000  $ 36,000
                          ========  ========  ========
Other Postretirement
Benefit Costs
--------------------
Service cost............  $ 38,000  $ 34,000  $ 32,000
Interest cost on
 accumulated benefit
 obligation.............    78,000    76,000    73,000
Expected return on plan
 assets.................   (69,000)  (61,000)  (55,000)
Amortization of
 transition obligation..    22,000    22,000    22,000
Amortization of prior
 service cost...........     4,000     4,000     3,000
Recognized gain.........   (14,000)  (13,000)   (9,000)
Severance plan cost.....     6,000     8,000     4,000
                          --------  --------  --------
 Net periodic benefit
  cost..................  $ 65,000  $ 70,000  $ 70,000
                          ========  ========  ========

  In accounting for the pension costs and other postretirement benefit costs under the plans, the following weighted average actuarial assumptions were used for the years 1998, 1997 and 1996:

                                                                 Other
                                      Pension Benefits  Postretirement Benefits
                                      ----------------- -----------------------
                                      1998  1997  1996   1998    1997    1996
                                      ----- ----- ----- ------- ------- -------
Annual discount rate................. 7.00% 7.50% 7.50%   7.00%   7.50%   7.50%
Annual long-term rate of return on
 plan assets......................... 9.50% 9.75% 9.75%   9.20%   9.40%   9.38%
Annual rate of increase in future
 compensation levels................. 4.00% 4.00% 4.00%     --      --      --

  The pension curtailment gain in December 1997 represents the recognition of prior service costs, the transition asset and the decrease in the projected benefit obligation related to the reduction in the number of employees due to the sale of State Line Station by the Indiana Company.

  Postretirement health care costs for the years 1998, 1997 and 1996 included $6 million, $8 million and $4 million, respectively, related to voluntary separation offers to certain employees of ComEd and the Indiana Company.

  The health care cost trend rates used to measure the expected cost of the postretirement medical benefits are assumed to be 8.5% for pre-Medicare recipients and 6.5% for Medicare recipients for 1998. Those rates are assumed to decrease in 0.5% annual increments to 5% for the years 2005 and 2001, respectively, and to remain level thereafter. The health care cost trend rates, used to measure the expected cost of postretirement dental and vision benefits, are a level 3.5% and 2.0% per year, respectively. Assumed health care cost trend rates have a significant effect on the amounts reported

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES for the health care plans. A one percentage point change in the assumed health care cost trend rates would have the following effects:

                                                   1 Percentage   1 Percentage
                                                  Point Increase Point Decrease
                                                  -------------- --------------
                                                     (Thousands of Dollars)
Effect on total annual service and interest cost
 components......................................    $ 24,000      $ (18,000)
Effect on postretirement benefit obligation......     225,000       (176,000)

  In addition, an employee savings and investment plan is available to eligible employees of ComEd and certain of its subsidiaries. Under the plan, each participating employee may contribute up to 20% of such employee's base pay. The participating companies match the first 6% of such contribution equal to 100% of the first 2% of contributed base salary, 70% of the next 3% of contributed base salary and 25% of the next 1% of contributed base salary. The participating companies' contributions were $32 million, $33 million and $30 million for the years 1998, 1997 and 1996, respectively.

(17) Separation Plan Costs

  O&M expenses included $48 million, $39 million and $12 million for the years 1998, 1997 and 1996, respectively, for costs related to voluntary separation offers to certain employees of ComEd and the Indiana Company, as well as certain one-time, employee-related costs. Such costs resulted in charges of $29 million (after-tax), $24 million (after-tax) and $7 million (after-tax) for the years 1998, 1997 and 1996, respectively.

(18) Income Taxes

  The components of the net deferred income tax liability at December 31, 1998 and 1997 were as follows:

                                                              December 31
                                                         ----------------------
                                                            1998        1997
                                                         ----------  ----------
                                                             (Thousands of
                                                               Dollars)
Deferred income tax liabilities:
 Accelerated cost recovery and liberalized deprecia-
  tion, net of removal costs...........................  $4,007,681  $4,051,191
 Overheads capitalized.................................     140,922     131,509
 Repair allowance......................................     233,861     231,697
 Regulatory assets recoverable through future rates....     680,356     785,354
Deferred income tax assets:
 Postretirement benefits...............................    (331,566)   (305,220)
 Unamortized investment tax credits....................    (191,135)   (206,112)
 Regulatory liabilities to be settled through future
  rates................................................    (595,005)   (698,750)
 Nuclear plant closure.................................     (38,354)   (194,244)
 Other--net............................................    (145,268)   (135,311)
                                                         ----------  ----------
Net deferred income tax liability......................  $3,761,492  $3,660,114
                                                         ==========  ==========

  The $101 million increase in the net deferred income tax liability from December 31, 1997 to December 31, 1998 is comprised of $102 million of deferred income tax expense and a $1 million decrease in regulatory assets net of regulatory liabilities pertaining to income taxes for the year. The amount of accelerated cost recovery and liberalized depreciation included in deferred income tax liabilities as of December 31, 1998 includes amounts related to the regulatory asset for impaired production plant. The amount of regulatory assets included in deferred income tax liabilities primarily relates to the equity component of AFUDC which is recorded on an after-tax basis, the borrowed funds component of AFUDC which was previously recorded net of tax and other temporary differences for

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES which the related tax effects were not previously recorded. The amount of other regulatory liabilities included in deferred income tax assets primarily relates to deferred income taxes provided at rates in excess of the current statutory rate.

  The components of net income tax expense charged (credited) to continuing operations for the years 1998, 1997 and 1996 were as follows:

                                                   1998      1997       1996
                                                 --------  ---------  --------
                                                   (Thousands of Dollars)
Electric operating income:
 Current income taxes..........................  $340,098   $279,416  $339,364
 Deferred income taxes.........................    43,299     58,655   156,261
 Investment tax credits deferred--net..........   (27,730)   (31,015)  (33,378)
Other (income) and deductions:
 Current income taxes..........................   (51,816)     1,116   (12,348)
 Deferred income taxes.........................    59,458   (385,994)    5,118
 Investment tax credits........................   (12,107)   (22,526)      --
                                                 --------  ---------  --------
Net income taxes charged (credited) to continu-
 ing operations................................  $351,202  $(100,348) $455,017
                                                 ========  =========  ========

  Provisions for current and deferred federal and state income taxes and amortization of investment tax credits resulted in the following effective income tax rates for the years 1998, 1997 and 1996:

                                                  1998      1997        1996
                                                --------  ---------  ----------
Pre-tax book income (loss) (thousands)......... $945,408  $(260,486) $1,198,385
Effective income tax rate......................     37.1%      38.5%       38.0%

  The principal differences between net income taxes charged (credited) to continuing operations and the amounts computed at the federal statutory rate of 35% for the years 1998, 1997 and 1996 were as follows:

                                                    1998      1997       1996
                                                  --------  ---------  --------
                                                    (Thousands of Dollars)
Federal income taxes computed at statutory rate.  $330,893  $ (91,170) $419,435
Equity component of AFUDC which was excluded
 from taxable income............................      (390)    (8,320)   (7,272)
Amortization of investment tax credits, net of
 deferred income taxes..........................   (25,503)   (53,541)  (33,378)
State income taxes, net of federal income taxes.    43,699      3,470    58,381
Differences between book and tax accounting,
 primarily property-related deductions..........     2,503     49,213    17,851
                                                  --------  ---------  --------
Net income taxes charged (credited) to continu-
 ing operations.................................  $351,202  $(100,348) $455,017
                                                  ========  =========  ========

  The effects of an income tax refund related to prior years were recorded in 1996, resulting in a positive impact of $26 million (after-tax).

(19) Taxes, Except Income Taxes

  Provisions for taxes, except income taxes, for the years 1998, 1997 and 1996 were as follows:

                                                       1998     1997     1996
                                                     -------- -------- --------
                                                       (Thousands of Dollars)
      Illinois electricity excise tax............... $126,481 $228,350 $227,062
      Illinois invested capital.....................      --    99,503  104,663
      Illinois electricity distribution tax.........  110,025      --       --
      Municipal utility gross receipts..............  152,879  168,094  168,715
      Real estate...................................  124,131  150,179  129,985
      Municipal compensation........................   78,010   78,286   78,544
      Other--net....................................  105,625   74,755   73,699
                                                     -------- -------- --------
                                                     $697,151 $799,167 $782,668
                                                     ======== ======== ========

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Effective January 1, 1998, the Illinois invested capital tax was repealed and the Illinois electricity distribution tax was enacted as a replacement. The new tax is based on the kilowatthours delivered to ultimate consumers.

  Effective August 1, 1998, as provided for by the 1997 Act, the Illinois electricity excise tax and certain municipal utility taxes are recorded as liabilities. Previously, similar taxes were presented on the Statements of Consolidated Operations as revenue and expense. The reduction in operating revenues and taxes, except income taxes, due to the change in presentation for such taxes was approximately $95 million for 1998. This change in the presentation for such taxes did not have an effect on results of operations.

  ComEd's real estate taxes in 1996 reflect a credit of $23 million which related to the year 1995.

  See Note 22 for additional information regarding Illinois invested capital taxes.

(20) Lease Obligations

  Under its nuclear fuel lease arrangement, ComEd may sell and lease back nuclear fuel from a lessor who may borrow an aggregate of $700 million, consisting of $300 million of commercial paper/bank borrowings and $400 million of intermediate term notes, to finance the transactions. With respect to the commercial paper/bank borrowings portion, $300 million will expire on November 23, 1999. With respect to the intermediate term notes, $60 million expires on November 23, 1999, and an additional portion each November 23 thereafter through November 23, 2003. At December 31, 1998, ComEd's obligation to the lessor for leased nuclear fuel amounted to approximately $529 million. As a result of the permanent cessation of nuclear generation operations at Zion Station, ComEd repurchased approximately $100 million of nuclear fuel assemblies held under the nuclear fuel lease arrangements at Zion Station in June 1998. See Note 5 for additional information regarding the permanent cessation of nuclear generation operations at Zion Station. ComEd has agreed to make lease payments which cover the amortization of the nuclear fuel used in ComEd's reactors plus the lessor's related financing costs. ComEd has an obligation for spent nuclear fuel disposal costs of leased nuclear fuel.

  As of December 31, 1998, future minimum rental payments, net of executory costs, for capital leases are estimated to aggregate to $589 million, including $217 million in 1999, $164 million in 2000, $99 million in 2001, $60 million in 2002, $33 million in 2003 and $16 million in 2004-2005. The estimated interest component of such rental payments aggregates $64 million. The estimated portions of obligations due within one year under capital leases of $195 million and $241 million at December 31, 1998 and 1997, respectively, were included in current liabilities on the Consolidated Balance Sheets.

  Future minimum rental payments at December 31, 1998 for operating leases are estimated to aggregate to $286 million, including $37 million in 1999, $34 million in 2000, $28 million in 2001, $26 million in 2002, $24 million in 2003 and $137 million in 2004-2024.

(21) Joint Plant Ownership

  ComEd has a 75% undivided ownership interest in the Quad Cities nuclear generating station. Further, ComEd is responsible for 75% of all costs which are charged to appropriate investment and O&M accounts, and provides its own financing. ComEd's net plant investment, including construction work in progress, in Quad Cities Station on the Consolidated Balance Sheets was $5 million at December 31, 1998, after reflecting the accounting impairment recorded in the second quarter of 1998. See Note 2 for additional information.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

(22) Commitments and Contingent Liabilities

  Purchase commitments, principally related to construction and nuclear fuel, approximated $335 million at December 31, 1998. In addition, ComEd has substantial commitments for the purchase of coal. ComEd's coal costs are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal provide for the purchase of certain coal at prices substantially above currently prevailing market prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources--Construction Program," for additional information regarding ComEd's purchase commitments.

  ComEd is a member of NEIL which provides insurance coverage against property damage and associated replacement power costs occurring at members' nuclear generating facilities. All companies insured with NEIL are subject to retrospective premium adjustments if losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds such that ComEd would not be liable for any single incident. However, ComEd could be subject to assessments in any policy year for each of three types of coverage provided. The maximum assessments are approximately $53 million for primary property damage, $73 million for excess property damage and $22 million for replacement power. Prior to January 1, 1998, the primary property damage coverage described was provided by NML, another mutual insurance company which merged into NEIL. The merger did not affect ComEd's obligations or coverage.

  The NRC's indemnity for public liability coverage under the Price-Anderson Act is supported by a mandatory industry-wide program under which owners of nuclear generating facilities could be assessed in the event of nuclear incidents. Based on the number of nuclear reactors with operating licenses, ComEd would currently be subject to a maximum assessment of $1,145 million in the event of an incident, limited to a maximum of $130 million in any calendar year.

  In addition, ComEd participates in the American Nuclear Insurers Master Worker Program, which provides coverage for worker tort claims filed for bodily injury caused by the nuclear energy hazard. This program was modified, effective January 1, 1998, to provide coverage to all workers whose "nuclear-related employment" began on or after the commencement date of reactor operations. ComEd will not be liable for a retrospective assessment under this new policy. However, ComEd is still subject to a maximum retroactive assessment of up to $36 million in the event losses incurred under the small number of policies in the old program exceed accumulated reserves.

  During 1989 and 1991, actions were brought in federal and state courts in Colorado against ComEd and Cotter seeking unspecified damages and injunctive relief based on allegations that Cotter has permitted radioactive and other hazardous material to be released from its mill into areas owned or occupied by the plaintiffs resulting in property damage and potential adverse health effects. With respect to Cotter, in 1994 a federal jury returned nominal dollar verdicts against Cotter on eight bellwether plaintiffs' claims in the 1989 cases, which verdicts were upheld on appeal. The remaining claims in the 1989 actions have been settled and dismissed. On July 15, 1998, a jury verdict was rendered in Dodge v. Cotter (United States District Court for the District of Colorado, Civil Action No. 91-Z-1861), a case relating to 14 of the plaintiffs in the 1991 cases. The verdict against Cotter included compensatory and punitive damages totaling approximately $3 million (not including prejudgment interest, which has not yet been calculated, and which Cotter anticipates may bring the total award to under $6 million), together with medical monitoring. The matter is currently on appeal. Although the other 1991 cases will necessarily involve the resolution of numerous contested issues of fact and law, ComEd's determination is that these actions will not have a material impact on its financial position or results of operations.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses and changes in operating procedures. ComEd and its subsidiaries are or are likely to become parties to proceedings initiated by the U.S. EPA, state agencies and/or other responsible parties under CERCLA with respect to a number of sites, including MGP sites, or may voluntarily undertake to investigate and remediate sites for which they may be liable under CERCLA.

  ComEd generally did not operate MGPs as a corporate entity but did, however, acquire MGP sites as part of the absorption of smaller utilities. Approximately half of these sites were transferred to Northern Illinois Gas Company as part of a general conveyance in 1954. ComEd also acquired former MGP sites as vacant real estate on which ComEd facilities have been constructed. To date, ComEd has identified 44 former MGP sites for which it may be liable for remediation. ComEd presently estimates that its costs of former MGP site investigation and remediation will aggregate from $25 million to $150 million in current-year (1999) dollars. It is expected that the costs associated with investigation and remediation of former MGP sites will be incurred over a period not to exceed 30 years. Because ComEd is not able to determine the most probable liability for such MGP costs, in accordance with accounting standards, a reserve of $25 million has been included in other noncurrent liabilities on the Consolidated Balance Sheets as of December 31, 1998 and 1997, which reflects the low end of the range of ComEd's estimate of the liability associated with former MGP sites. In addition, as of December 31, 1998 and 1997, a reserve of $8 million has been included in other noncurrent liabilities on the Consolidated Balance Sheets, representing ComEd's estimate of the liability associated with cleanup costs of remediation sites other than former MGP sites. Approximately half of this reserve relates to anticipated cleanup costs associated with a property formerly used as a tannery which was purchased by ComEd in 1973. ComEd presently estimates that its costs of investigating and remediating the former MGP and other remediation sites, pursuant to CERCLA and state environmental laws, will not have a material impact on the financial position or results of operations of ComEd. These cost estimates are based on currently available information regarding the responsible parties likely to share in the costs of responding to site contamination, the extent of contamination at sites for which the investigation has not yet been completed and the cleanup levels to which sites are expected to have to be remediated.

  The IDR has issued Notices of Tax Liability to ComEd alleging deficiencies in Illinois invested capital tax payments for the years 1988 through 1996. The alleged deficiencies including interest and penalties totaled approximately $45 million as of December 31, 1998. ComEd has protested the notices, and the matter is currently pending before the IDR's Office of Administrative Hearings. Interest will continue to accrue on the alleged tax deficiencies.

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

(23) Quarterly Financial Information

                                                            Net Income/
                          Electric  Electric                 (Loss) on
                         Operating  Operating      Net        Common
 Three Months Ended (a)   Revenues   Income   Income/(Loss)    Stock
-----------------------  ---------- --------- ------------- -----------
                                         (Thousands of Dollars)
March 31, 1998.......... $1,709,613 $190,681   $    71,833  $    57,286
June 30, 1998........... $1,776,972 $214,982   $   104,453  $    89,991
September 30, 1998...... $2,089,547 $395,434   $   286,071  $   272,018
December 31, 1998....... $1,559,748 $209,149   $   131,849  $   118,027
March 31, 1997.......... $1,669,495 $214,310   $   277,928  $   262,401
June 30, 1997........... $1,685,196 $154,769   $    25,063  $     9,578
September 30, 1997...... $2,068,087 $390,345   $   260,985  $   246,083
December 31, 1997....... $1,650,310 $162,054   $(1,337,749) $(1,352,321)

(a) The March 31, 1997 Net Income/(Loss) and Net Income/(Loss) on Common Stock include $197 million (after-tax) for the cumulative effect of a change in accounting principle.

(24) Subsequent Events

  ComEd redeemed the following preference stock, first mortgage bonds and sinking fund debentures on January 19, 1999, January 27, 1999 and February 16, 1999, respectively.

                                   Preference Stock
      --------------------------------------------------------------------------
                                                Shares
      Series                                  Outstanding    Principal Amount
      ------                                  ----------- ----------------------
                                                          (Thousands of Dollars)
      $8.40..................................    750,000         $ 74,175
      $8.38..................................    750,000           73,566
      $2.00..................................  2,000,000           51,560
      $1.96..................................  2,000,000           52,440
      $1.90..................................  4,249,549          106,239
      $7.24..................................    750,000           74,340
      $9.25..................................    450,000           45,000
      $8.85..................................    187,500           18,750
      $8.40 Series B.........................    240,000           23,838
      $8.20..................................    142,845           14,285
                                              ----------         --------
                                              11,519,894         $534,193
                                              ==========         ========

                                 First Mortgage Bonds
      --------------------------------------------------------------------------
      Series                                             Principal Amount
      ------                                          ----------------------
                                                      (Thousands of Dollars)
      9 1/8% due October 15, 2021....................        $125,000
      8 7/8% due October 1, 2021.....................         100,000
      8 1/8% due January 15, 2007....................         180,000
      8% due October 15, 2003........................         125,000
      7 5/8% due June 1, 2003........................         100,000
      7 1/2% due January 1, 2001.....................         100,000
                                                             --------
                                                             $730,000
                                                             ========

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                   NOTES TO FINANCIAL STATEMENTS--Concluded

                               Sinking Fund Debentures
      ----------------------------------------------------------------------
                                                         Principal Amount
      Series                                          ----------------------
      -----------------------------
                                                      (Thousands of Dollars)
      7 5/8% due February 15, 2003...................        $56,000(1)
      7 5/8% due February 15, 2003...................          2,000
                                                             -------
                                                             $58,000
                                                             =======

     --------
     (1)Optional Redemption

  In response to a tender offer, ComEd reacquired $229 million of the following first mortgage bonds in early February 1999.

     Series                                              Principal Amount
     ------------------------------                   ---------------------
                                                      (Thousands of Dollars)
      9 3/8% due February 15, 2000...................        $ 82,655
      9 3/4% due February 15, 2020...................         146,547
                                                             --------
                                                             $229,202
                                                             ========


  In the first quarter of 1999, ComEd expects to record losses and premiums related to the early redemptions and the tender offer of the above-mentioned first mortgage bonds, preference stock and sinking fund debentures, which will reduce net income on common stock by approximately $38 million (after-tax).

  In addition to the debt and preference stock redemptions and the tender offer discussed above, Unicom also has announced plans to repurchase approximately $750 million of Unicom common stock using the proceeds it receives from ComEd's repurchase of its common stock held by Unicom. The remaining proceeds will be used for the payment of fees and additional debt and equity redemptions. See Note 7 for additional information.